EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

COEUR MINING, INC.

HOLLYWOOD MERGER SUB, INC.,

PARAMOUNT GOLD AND SILVER CORP.

and

PARAMOUNT NEVADA GOLD CORP.

Dated as of December 16, 2014

i

Exhibit A – Form of Promissory Note

Exhibit B – Form of Separation Agreement

Exhibit C – Form of Certificate of Incorporation of the Surviving Corporation

Exhibit D – Form of Bylaws of the Surviving Corporation

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	5.2
Action	3.9
Adverse Recommendation Change	5.2
Affiliate	8.3
Agreement	Preamble
Alternative Acquisition Agreement	5.2
Anti-Takeover Statutes	3.22
Assets	3.18
Book-Entry Shares	2.3
Business Day	8.3
Canadian Antitrust Laws	3.5
Canadian Securities Documents	3.6
Canadian Securities Regulators	3.6
Certificate	2.3
Closing	1.2
Closing Date	1.2
Code	8.3
Company	Preamble
Company Board	Recitals
Company Breakup Fee	7.3
Company Bylaws	3.1
Company Charter	3.1
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Equity Plans	2.2
Company Expenses	7.3
Company Intellectual Property	3.21
Company Material Adverse Effect	8.3
Company Plans	3.11
Company Proxy Statement	5.4
Company SEC Documents	3.6
Company Stock Awards	3.2
Company Stock Option	2.2
Company Stock Plans	2.2
Company Stockholder Approval	3.4
Company Stockholders Meeting	5.4
Concession Contracts	3.20
Concession Properties	3.20
Confidentiality Agreement	5.7
Contract	8.3
Control	8.3

Defined Term	Section
DGCL	Recitals
Effective Time	1.3
Environmental Law	3.13
ERISA	3.11
Exchange Act	3.5
Exchange Agent	2.3
Exchange Fund	2.3
Exchange Ratio	2.1
Form S-1	5.6
Form S-4	5.4
GAAP	3.6
Governmental Entity	8.3
Hazardous Substance	3.13
HSR Act	3.5
Indebtedness	8.3
IRS	3.11
Knowledge	8.3
Law	8.3
Leased Properties	3.20
Liabilities	3.18
Liens	3.3
Material Contracts	3.15
Measurement Date	3.2
Merger	Recitals
Merger Consideration	2.1
Merger Consideration Closing Value	8.3
Merger Sub	Preamble
Mexican Antitrust Laws	3.5
Mexico Business	3.18
Nevada Business	3.18
NI 43-101	3.19
Outside Date	7.1
Owned Properties	3.20
Parent	Preamble
Parent Adverse Recommendation Change	5.3
Parent Board	4.3
Parent Canadian Securities Documents	4.5
Parent Common Stock	8.3
Parent Disclosure Letter	Article IV
Parent Expenses	7.3
Parent Material Adverse Effect	8.3
Parent Preferred Stock	4.2
Parent Proxy Statement	5.4
Parent SEC Documents	4.5
Parent Stockholder Approval	4.3

v

Defined Term	Section
Parent Stockholders Meeting	5.4
Permits	3.10
Permitted Liens	3.17
Person	8.3
Promissory Note	Recitals
Property Acquisition Contracts	3.20
Property Leases	3.20
Related Parties	3.23
Related Party Transaction	3.23
RemainCo Entities	3.18
Representatives	5.2
Retained Assets	3.18
Retained Employees	3.18
Retained Liabilities	3.18
Return	8.3
Royalty Agreement	Recitals
San Miguel Assets	3.18
San Miguel Liabilities	3.18
San Miguel Project	3.18
San Miguel Technical Report	3.19
SEC	3.6
Securities Act	3.5
Separation Agreement	Recitals
Solvent	3.18
SpinCo	Preamble
SpinCo Entities	Preamble
Spin-Off	Recitals
Subsidiary	8.3
Superior Proposal	5.2
Surface Agreements	3.20
Surviving Corporation	1.1
Taxes	8.3
Voting and Support Agreement	Recitals
Water Rights	3.20

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 16, 2014, between COEUR MINING, INC., a Delaware corporation (“Parent”), HOLLYWOOD MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), PARAMOUNT GOLD AND SILVER CORP., a Delaware corporation (the “Company”), and PARAMOUNT NEVADA GOLD CORP., a British Columbia corporation and a wholly-owned Subsidiary of the Company (“SpinCo” and, together with each of its Subsidiaries, the “SpinCo Entities”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (b) directed that this Agreement be submitted to the stockholders of the Company for adoption, and (c) recommended that the stockholders of the Company adopt this Agreement, in each case upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (b) directed that this Agreement be submitted to Parent, the sole stockholder of Merger Sub, for adoption, and (c) recommended that Parent, the sole stockholder of Merger Sub, adopt this Agreement, in each case upon the terms and subject to the conditions set forth herein and in accordance with the DGCL;

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have concurrently entered into voting and support agreements (each, a “Voting and Support Agreement”) pursuant to which each such stockholder has agreed, among other things, to vote its shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), in favor of the approval of this Agreement;

WHEREAS, for U.S. federal income Tax purposes, the Merger is intended to qualify as a “reorganization” under Section 368(a) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company, Paramount Gold de Mexico S.A. de C.V., a wholly owned Subsidiary of the

Company, Minera Gama S.A. de C.V., a wholly owned Subsidiary of the Company, and Coeur Mexicana S.A. de C.V., a wholly owned Subsidiary of Parent, are entering into a royalty agreement (the “Royalty Agreement”) regarding the San Miguel Project (as defined below); and

WHEREAS, immediately prior to the Effective Time and in the following order, (a) Parent will make a loan to the Company in the principal amount of $8,530,000, in the form attached hereto as Exhibit A (the “Promissory Note”), and the Company will contribute all of the proceeds of such loan to SpinCo as an equity contribution, (b) SpinCo will issue to Parent, in exchange for a cash payment by Parent in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance, (c) SpinCo and the Company will enter into a separation and distribution agreement substantially in the form attached hereto as Exhibit B (the “Separation Agreement”), and (d), the Company will dividend to the Company’s stockholders on a pro rata basis all of the shares of SpinCo common stock then held by the Company (such transaction described in clauses (a) through (d) undertaken in accordance with the terms of this Agreement and the Separation Agreement, the “Spin-Off”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

AGREEMENT

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and thereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the New York offices of Gibson, Dunn & Crutcher LLP, or at such other date, time or place as is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to as the “Closing Date.”

SECTION 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties shall file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is specified in the certificate of merger. The time the Merger becomes effective is referred to as the “Effective Time”.

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the certificate of incorporation of Merger Sub shall be amended so that it reads in its entirety as set forth in Exhibit C hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub shall be amended so that they read in their entirety as set forth in Exhibit D hereto, and, as so amended, shall be the bylaws of the Surviving Corporation.

SECTION 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS

SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of Company Common Stock held by the Company as treasury stock or held by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

(b) Each share of Company Common Stock held by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

(c) Each other share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into and become exchangeable for 0.2016 (the “Exchange Ratio”) shares of Parent Common Stock (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration and any other amounts, if any, to be paid in accordance with Section 2.3, without interest.

(d) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e) The Merger Consideration shall be adjusted to fully reflect the appropriate effect of any stock split, reverse stock split, stock dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, or any reorganization, recapitalization, reclassification or other like change with respect to the Company Common Stock or Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, however, that no such adjustment shall be made with respect to the Spin-Off.

SECTION 2.2 Treatment of Options and Other Equity-Based Awards. (a) At the Effective Time, each option (each, a “Company Stock Option”) to purchase shares of Company Common Stock granted under the 2006/2007 Stock Incentive & Compensation Plan, the 2007/2008 Stock Incentive & Compensation Plan, the 2008/2009 Stock Incentive & Equity Compensation Plan or the 2011/2012 Stock Incentive & Equity Compensation Plan (the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time (whether or not vested) shall be deemed fully vested and shall be cancelled in exchange for the right to receive shares of Parent Common Stock (without interest, and subject to deduction for any required withholding Tax, with cash being paid in lieu of issuing fractional shares of Parent Common Stock) with a value equal to the product of (i) the excess (if any) of the Merger Consideration Closing Value over the exercise price per share under such Company Stock Option and (ii) the number of shares subject to such Company Stock Option; provided, however, that (A) if the exercise price per share of any such Company Stock Option is equal to or greater than the Merger Consideration Closing Value, such Company Stock Option shall be cancelled without any payment being made in respect thereof, and (B) at the option of Parent, in lieu of paying all or a portion of the amounts due to a holder of Company Stock Options under this paragraph in shares of Parent Common Stock, Parent may substitute for such shares an equivalent amount in cash. For purposes of the preceding sentence, the shares of Parent Common Stock to be issued to holders of Company Stock Options shall be deemed to have a value equal to the closing price of Parent Common Stock on the New York Stock Exchange on the first trading day immediately preceding the Closing Date. Promptly following the Closing Date (and, in any event, within ten Business Days thereof), Parent shall (1) if any shares of Parent Common Stock are being issued to any holder of Company Stock Options, cause Parent’s transfer agent to issue such Parent Common Stock, and (2) if any cash payments are being made to any holder of Company Stock Options, cause the Company to process such payments through its payroll system.

(b) The Company shall take all action necessary to ensure that, as of the Effective Time, the Company Stock Plans and any agreements thereunder and any other equity-based compensation or benefit plans (collectively, the “Company Equity Plans”) shall be terminated, and all Company Stock Options and all other equity-based awards shall be cancelled at the Effective Time. After the Effective Time, no holder of a Company Stock Option or other equity-based award or any participant in any Company Equity Plan shall have any rights to acquire the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, or any other rights with respect thereto, except the right to receive the payments (if any) contemplated by this Section.

SECTION 2.3 Exchange of Company Common Stock.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock for Merger Consideration.

(b) Deposit. Prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock, shares of Parent Common Stock and cash in an amount equal to the aggregate Merger Consideration to be paid pursuant to this Article. Following the Effective Time, Parent shall deposit with the Exchange Agent, when and as needed, cash in an amount sufficient to pay any dividends and other distributions pursuant to paragraph (h) below and cash in an amount sufficient for payments in lieu of fractional shares pursuant to paragraph (i) below. All shares of Parent Common Stock and cash deposited with the Exchange Agent shall be referred to as the “Exchange Fund”. The Exchange Agent shall deliver the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration and Parent shall promptly cause to be provided additional funds to the Exchange Agent in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of and paid to Parent.

(c) Certificated Shares. As soon as reasonably practicable after the Effective Time, but in no event more than five Business Days following the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of a certificate (a “Certificate”) representing shares of Company Common Stock as of the Effective Time which such shares of Company Common Stock were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon receipt of the Certificates by the Exchange Agent) in such form as the Company and Parent may reasonably agree, including instructions for use in effecting the surrender of Certificates to the Exchange Agent in exchange for the Merger Consideration. Each holder of a Certificate that has been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of such Certificate, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock (if any) that such holder has the right to receive pursuant to this Article and (ii) cash in lieu of fractional shares in the amount (if any) that such holder has the right to receive pursuant to paragraph (i) below.

(d) Uncertificated Shares. Each holder of uncertificated shares of Company Common Stock (“Book-Entry Shares”) that have been converted into the right to receive the Merger Consideration will be entitled to receive in exchange therefor, without the submission of any letter of transmittal to the Exchange Agent, (i) the number of shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock (if any) that such holder has the right to receive pursuant to this Article and (ii) cash in lieu of fractional shares in the amount (if any) that such holder has the right to receive pursuant to paragraph (i) below. Promptly after the Effective Time, and in any event not later than the fifth Business Day thereafter, Parent shall cause the Exchange Agent to issue and deliver to each holder of Book-Entry Shares such consideration.

(e) No Interest. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or dividends or distributions payable to former holders of Company Common Stock. Until surrendered as contemplated by this Section, each Certificate and Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to paragraph (h) below and any cash in lieu of fractional shares payable pursuant to paragraph (i) below.

(f) Other Payees. If payment (whether in cash or Parent Common Stock) is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent and the Exchange Agent that such tax is not applicable.

(g) No Further Transfers. The Merger Consideration and other amounts payable pursuant to this Article shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent, Parent or the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article.

(h) Dividends and Distributions. No dividends or other distributions with respect to Parent Common Stock issued in the Merger shall be paid to the holder of any Company

Common Stock until such Company Common Stock is exchanged as provided in this Section. Following such exchange, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of such Parent Common Stock (i) at the time of such exchange, all dividends and other distributions, if any, payable in respect of any such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such exchange and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions, if any, payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such exchange.

(i) Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in exchange of Company Common Stock, no dividends or other distributions with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of Company Common Stock held at the Effective Time by such holder and rounded to five decimal places) pursuant to Section 2.1 by (ii) the closing price of Parent Common Stock on the New York Stock Exchange on the first trading day immediately preceding the Closing Date.

(j) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of the Company Common Stock underlying such lost instrument as contemplated by this Article.

(k) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock six months after the Closing Date shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock in accordance with this Article prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock as a general creditor thereof. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

SECTION 2.4 Withholding Rights. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock, Company Stock Options or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Power. (a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of this clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

SECTION 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock. As of the close of business on December 15, 2014 (the “Measurement Date”), (i) 162,027,422 shares of Company Common Stock (excluding treasury shares and shares held by the Company’s Subsidiaries) were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury and no shares of Company Common Stock were held by the Company’s Subsidiaries, and (iii) 6,108,662 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans (of which 5,697,500 shares were subject to outstanding Company Stock Options).

(b) All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right, nor issued in violation of any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound.

(c) Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter.

(d) Except as (i) set forth in paragraph (a) above, (ii) for capital stock of Subsidiaries of the Company owned by the Company or another wholly owned Subsidiary of the Company, and (iii) for changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options listed in paragraph (a) above, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units or interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) restricted stock, subscriptions, options, warrants, calls or commitments with respect to, or Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(e) There are no stockholder agreements, voting trusts, investor agreements, proxies or other Contracts to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the holding, voting, registration, redemption, repurchase, transfer or other disposition of any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options and all other awards granted under the Company Equity Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code was qualified at the time it was issued. The exercise price of each Company Stock Option was no less than the fair market value of the Company Common Stock as of the applicable date of grant of such Company Stock Option, as determined pursuant to the requirements of Section 409A of the Code, and no modifications have been made to the exercise price of each such Company Stock Option since the date of grant. The Company Equity Plans permit the treatment of the Company Stock Awards contemplated by this Agreement, including the cancellation of all Company Stock Options at the Effective Time, the cash out of in-the-money Company Stock Options at the spread value thereof and the payment of no consideration with respect to out-of-the-money Company Stock Options. The Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all stock option agreements or other agreements evidencing outstanding Company Stock Awards.

SECTION 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, and are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right, nor issued in violation of any provision of Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or is otherwise bound. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”).

SECTION 3.4 Authority. (a) Each of the Company and SpinCo has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Company and SpinCo and the consummation by the Company and SpinCo of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and SpinCo and no other corporate proceedings on the part of the Company or SpinCo are necessary to approve this Agreement or to consummate the Merger, the Spin-Off and the other transactions contemplated hereby, other than, in the case of the consummation of the Merger, the approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by each of the Company and SpinCo and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company and SpinCo, enforceable against the Company and SpinCo in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions, in each case in accordance with the DGCL, (i) determining that the terms of this Agreement, the Merger, the Spin-Off and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger and the Spin-Off, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) recommending that the Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger and the Spin-Off, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the Merger, and no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of the Spin-Off or any of the other transactions contemplated hereby.

(d) No holder of Company Common Stock is entitled to any rights of appraisal or dissent in connection with the Merger and the other transactions contemplated hereby, whether under Section 262 of the DGCL or otherwise.

SECTION 3.5 No Conflict; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by each of the Company and SpinCo does not, and the consummation of the Merger, the Spin-Off and the other transactions contemplated hereby and compliance by the Company and SpinCo with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of:

(i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company;

(ii) subject to the governmental filings and other matters referred to in paragraph (b) below, any Law applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties may be bound, or any rule or regulation of the New York Stock Exchange, the Toronto Stock Exchange or any other exchange on which any of their shares are listed; or

(iii) any material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company or SpinCo of the Merger, the Spin-Off and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the actions required by the Mexican Federal Law of Economic Competition (Ley Federal de Competencia Económica) (the “Mexican Antitrust Laws”), (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) and any other applicable U.S. or Canadian federal, state or provincial securities, takeover or “blue sky” laws or the rules of the New York Stock Exchange or the Toronto Stock Exchange, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware as required by the DGCL, (iv) the filing of a listing application and associated documentation with respect to SpinCo with the NYSE MKT, the Toronto Stock Exchange or, with Parent’s prior written consent, such other exchange as reasonably determined by the Company, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No filing or other action is required of the Company or any of its Subsidiaries under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or the Competition Act (Canada) (the “Canadian Antitrust Laws”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger, the Spin-Off and the other transactions contemplated hereby or compliance with the provisions hereof. The aggregate book value of the assets in Canada of the Company and its Subsidiaries, and the gross revenues from sales in or from Canada generated from the assets in Canada of the Company and its Subsidiaries, all as determined in accordance with the Canadian Antitrust Laws, do not exceed CDN$82 million.

SECTION 3.6 Public Filings; Financial Statements. (a) The Company has filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) on a timely basis all forms, reports, schedules, statements (including proxy, information and registration statements) and other documents required to be filed with or furnished to the SEC by the Company since December 31, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such amendment), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and all other applicable federal securities Laws (including, in each case, the rules and regulations promulgated thereunder, such as Industry Guide 7), and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included or incorporated by reference in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount).

(c) Since June 30, 2014, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(d) Since December 31, 2012, the Company has maintained disclosure controls and procedures and internal controls over financial reporting, in each case sufficient to satisfy the requirements of the Exchange Act and other federal securities Laws. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true and complete copy of all such disclosures has been made available to Parent.

(e) Since December 31, 2012, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries or to any Governmental Entity.

(f) The Company has filed with or furnished to the securities commissions in the Provinces of British Columbia, Alberta and Ontario (the “Canadian Securities Regulators”) on a timely basis all forms, reports, schedules, statements (including proxy, information and registration statements) and other documents required to be filed with or furnished to the Canadian Securities Regulators by the Company since December 31, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Canadian Securities Documents”). As of their respective filing dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such amendment), the Canadian Securities Documents complied in all material respects with the applicable requirements of Canadian securities Laws (including, in each case, the rules and regulations promulgated thereunder), and none of the Canadian Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2011, the Company has not filed any confidential material change report with any Canadian Securities Regulator, except for those reports that either (i) are no longer confidential or (ii) have been disclosed to Parent.

(g) As of the date hereof, there are no outstanding or unresolved comments in the comment letters received from the SEC or the Canadian Securities Regulators with respect to the Company SEC Documents or Canadian Securities Documents. To the Knowledge of the Company, none of the Company SEC Documents or Canadian Securities Documents is subject to ongoing review or outstanding SEC or Canadian Securities Regulator comment or investigation.

(h) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries.

(i) The Company is in compliance in all material respects with the applicable rules and regulations of the New York Stock Exchange, the Toronto Stock Exchange and any other exchange on which its shares are listed. The Company is not subject to the rules or regulations of the Deutsche Börse.

(j) No Subsidiary of the Company is or has ever been required to file any form, report, schedule, statement or other document with the SEC or any Canadian Securities Regulator.

SECTION 3.7 No Undisclosed Liabilities. Except for any liabilities or obligations with respect to Actions (which are not the subject of this Section), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2014 included in the Company SEC Documents filed prior to the date hereof, (b) for liabilities and obligations under Contracts included as exhibits in the

Company SEC Documents filed prior to the date hereof, (c) for liabilities and obligations under this Agreement, and (d) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2014 that are not material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.8 Absence of Certain Changes or Events. Since June 30, 2014 and through the date hereof: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

SECTION 3.9 Litigation. As of the date hereof, there is no action, suit, claim, arbitration, investigation, inquiry or other proceeding (each, an “Action”) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such. As of the Closing Date, there is no Action pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such that, individually or in the aggregate, is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or that seeks material injunctive or other non-monetary relief. Neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any outstanding judgment, order, injunction, rule or decree, except for any such items that are not material to the Company and its Subsidiaries taken as a whole. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.10 Compliance with Laws. The Company and each of its Subsidiaries are and, at all times since December 31, 2012 have been, in compliance in all material respects with all Laws applicable to their businesses, operations or properties. Since December 31, 2012 through the date hereof, none of the Company or any of its Subsidiaries has received any notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations or properties. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, concessions, franchises, orders and other approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of (with or without notice or lapse of time or both) any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

SECTION 3.11 Benefit Plans. (a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), “multiemployer plan” (within the meaning of ERISA section 3(37)) and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries has had or has any present or future liability or with respect to which it is otherwise bound (collectively, the “Company Plans”). With respect to each Company Plan, the Company has made available to Parent a true and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan, and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b) No Company Plan is subject to Title IV of ERISA or Section 412 of the Code, no Company Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA), and neither the Company nor any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) has any liability (direct or contingent) with respect to, and has never incurred any liability (director or contingent) with respect to, any employee benefit plan subject to Title IV of ERISA. No Company Plan provides health or other welfare benefits to former employees of the Company or its Subsidiaries other than health continuation coverage pursuant to COBRA.

(c) With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this paragraph (c), individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of applicable Law, including ERISA and the Code, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Actions;

(iv) neither the Company nor its Subsidiaries nor any of their Affiliates has incurred any direct or indirect liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability; and

(v) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deductions, as a result of such administration and operation; and

(d) None of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, the acceleration of a payment or the vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event). None of the Company Plans or any other plan agreement or arrangement in effect immediately prior to the Closing could result separately or in the aggregate in connection with the transactions contemplated by this Agreement (either alone or in conjunction with any other event) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(e) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has complied in form and operation with the requirements of Section 409A of the Code. No current or former employee, director or other service provider is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A and 4999 of the Code)) or interest or penalty related thereto.

SECTION 3.12 Labor Matters. (a) The Company and its Subsidiaries are and have been since December 31, 2012 in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, worker health and safety, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. From December 31, 2012 through the date hereof, there has not been nor, to the Knowledge of the Company, has there been threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b) No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. As of the date hereof, to the Knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. As of the date hereof, there are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the Knowledge of the Company, no such matters are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority, or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) Each person employed by the Company or any of its Subsidiaries was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company or any of its Subsidiaries should have been properly classified as an employee under applicable law.

SECTION 3.13 Environmental Matters. (a) (i) The Company and its Subsidiaries have conducted their respective businesses in compliance in all material respects with all applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained all material Permits of all Governmental Entities and any other Person that are required to conduct the operations in which the Company is currently engaged under any Environmental Law; (iii) there has been no act or activity, including any release of any Hazardous Substance, taken by the Company or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any material remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) since December 31, 2012 through the date hereof, neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information from any Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, and, to the Knowledge of the Company, no investigation or proceeding is being undertaken by any Governmental Entity or any other Person that might give rise to the same; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in material violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any material liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the Knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in material liability to the Company or any of its Subsidiaries under any Environmental Law; and (vi) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any material liabilities relating to any Action, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

SECTION 3.14 Taxes. (a) Each of the Company and its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Governmental Entities all Returns required to be filed by it (taking into account for this purpose any extensions), and such Returns are true, correct and complete in all material respects.

(b) Each of the Company and its Subsidiaries has timely paid all material Taxes that have become due and payable by it for all taxable periods ending on or before the date hereof. The reserve for Tax liability (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the financial statements (including the related notes and schedules thereto) included or incorporated by reference in the Company SEC Documents is sufficient as of its date for the payment of any accrued and unpaid Taxes of any nature of the Company and its Subsidiaries. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by such financial statements have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s and its Subsidiaries’ operating results).

(c) No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or a Subsidiary is or may be subject to taxation by, or required to file any Return in, that jurisdiction.

(d) The statutes of limitations with respect to all U.S. income Tax Returns of the Company and its Subsidiaries through June 30, 2010 have expired. There are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company or any of its Subsidiaries for any year.

(e) None of the Company or any of its Subsidiaries is a party to any Action by any Governmental Entity in respect of any Tax, nor does the Company or its Subsidiaries have Knowledge of any pending or threatened Action by any Governmental Entity in respect of any Tax.

(f) No Returns are the subject of an audit. All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any Governmental Entity have been fully paid and no rationale underlying a claim for Taxes has been asserted previously by any Governmental Entity that reasonably could be expected to be asserted in any other period. None of the Company or any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any Governmental Entity.

(g) There are no Tax Liens on the properties of the Company or any of its Subsidiaries other than Liens for Taxes not yet past due or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(h) None of the Company or any of its Subsidiaries is a party to any Contract providing for the allocation, indemnification or sharing of Taxes.

(i) None of the Company or any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which was the Company). None of the Company or any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by contract or otherwise.

(j) None of the Company or any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws for any taxable period (or portion thereof) ending after the Closing Date by reason of a change in accounting method or otherwise for a taxable period ending on or prior to the Closing Date. None of the Company or any of its Subsidiaries has taken any action that could defer a liability for Taxes from any taxable period ending on or prior to the Closing Date to any taxable period (or portion thereof) ending after the Closing Date.

(k) None of the Company or any of its Subsidiaries has engaged in any “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) or Section 6111 of the Code or any analogous provisions of state or local Law. Each of the Company and its Subsidiaries has disclosed on its federal Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l) None of the Company or any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 3.15 Contracts. (a) Section 3.15 of the Company Disclosure Letter lists, as of the date hereof, each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties is bound (such Contracts required to be so listed, the “Material Contracts”):

(i) any Contract that would be required to be filed by the Company as an exhibit to a registration statement on Form S-1 or an annual report on Form 10-K filed by the Company;

(ii) any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated hereby, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated hereby, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of analogous rights;

(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement;

(iv) any Contract evidencing or relating to Indebtedness;

(v) any Contract pursuant to which the Company or any of its Subsidiaries acquired, holds or disposed of any interest (whether in fee, a leasehold, a concessions or otherwise) in real property in Mexico, or any rights to explore, mine or otherwise extract minerals, ore, metals or other substances in Mexico, including any Contract relating to the San Miguel Project, any Surface Agreement and any Property Lease;

(vi) any Contract involving the acquisition or disposition, directly or indirectly, of any Person or substantially all of the assets thereof;

(vii) any Contract that by its terms provides for the aggregate payment or receipt by the Company and its Subsidiaries of more than $100,000 over the remaining term of such Contract;

(viii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(ix) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment or investment in, or loan to, any Person (other than the Company and its Subsidiaries);

(x) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer, or direct or indirect stockholder, of the Company or any of its Subsidiaries, on the other hand, excluding any Company Plan;

(xi) any Contract with any Governmental Entity;

(xii) any Contract that requires a notice or consent in connection with the transactions contemplated hereby, or that otherwise contains a provision relating to “change of control” or “assignment by operation of law” or an analogous provision, or that would otherwise reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated hereby; and

(xiii) any Contract that is otherwise material to the Company and its Subsidiaries, taken as a whole.

(b) (i) Each Material Contract is valid and binding on the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) the Company and each of its Subsidiaries and, to the Knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor, as of the date hereof, has the Company or any of its Subsidiaries received any notice of any such material default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts.

SECTION 3.16 Insurance. (a) Section 3.16(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in material breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a material breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. As of the date hereof, no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth the premiums paid by the Company for directors’ and officers’ liability insurance for the three most recent annual periods of such policy.

SECTION 3.17 Personal Property. The Company or one of its Subsidiaries has good and valid title to or, in the case of leased property, a valid leasehold interest in all personal property (whether tangible or intangible) reflected on the June 30, 2014 consolidated balance sheet of the Company and its Subsidiaries included in the Company SEC Documents filed prior to the date hereof, and to all such property acquired by the Company and its Subsidiaries thereafter, in each case, free and clear of all Liens other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens with respect to amounts not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the properties to which they relate (the items listed in clauses (i) through (iii), “Permitted Liens”).

SECTION 3.18 Spin-Off. (a) For purposes of this Agreement:

(i) “RemainCo Entities” means (a) the Company and (b) all Subsidiaries of the Company that are not directly or indirectly owned by SpinCo.

(ii) The following terms shall have the meanings ascribed to them in the form of Separation Agreement attached hereto as Exhibit B:

(A) “Assumed Liabilities”

(B) “Liabilities”

(C) “Mexico Business”

(D) “Nevada Business”

(E) “Retained Assets”

(F) “Retained Employees”

(G) “Retained Liabilities”

(H) “San Miguel Assets”

(I) “San Miguel Liabilities”

(J) “San Miguel Project”

(K) “Transferred Assets”

(b) Ownership of San Miguel. The San Miguel Project, the San Miguel Assets, and the San Miguel Liabilities are, and will be immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, owned and held exclusively by the RemainCo Entities.

(c) No Shared Assets or Liabilities. Except as set forth on Section 3.18(c) of the Company Disclosure Letter, none of the Transferred Assets are used or held for use in connection with the Mexico Business, and none of the Retained Liabilities have arisen in connection with the Nevada Business. Except as set forth on Section 3.18(c) of the Company Disclosure Letter, none of the Retained Assets are used or held for use in connection with the Nevada Business, and none of the Assumed Liabilities have arisen in connection with the Mexico Business.

(d) No Liabilities from the Nevada Business. Immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, the RemainCo Entities will not have any Liabilities directly or indirectly related to, or arising out of, the Nevada Business.

(e) Sufficiency of Assets. Immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, the Retained Assets will be sufficient for the RemainCo Entities to carry on the Mexico Business in relation to the San Miguel Project after the Closing in substantially the same manner as they conducted the Mexico Business in relation to the San Miguel Project before the Closing.

(f) Complete Separation. Immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, except for this Agreement and the Separation Agreement, (i) the RemainCo Entities will owe no obligations or Liabilities to the SpinCo Entities and the SpinCo Entities will owe no obligations or Liabilities to the RemainCo Entities, and (ii) there will be no Contracts between any RemainCo Entity, on the one hand, and any SpinCo Entity, on the other hand.

(g) Employee Liabilities. Immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, the RemainCo Entities will have no employees who are employed primarily in connection with the Nevada Business, and no Liabilities related to employees or employee-benefits for employees who are or were employed primarily in connection with the Nevada Business.

(h) Sufficient Surplus. On the Closing Date, the Company will have a sufficient surplus, as determined in accordance with Section 170 of the DGCL, to consummate the Spin-Off in accordance with this Agreement and the Separation Agreement.

(i) Solvency. Immediately after giving effect to the Spin-Off and the other transactions contemplated by this Agreement and the Separation Agreement to occur in connection with the Spin-Off (including the incurrence of indebtedness under the Promissory Note and the contribution of the proceeds thereof by the Company to SpinCo), each of SpinCo and the Company will be Solvent. “Solvent” means that, as of any date of determination and with respect to any Person, (i) the amount of the “fair saleable value” of the assets of such Person and its wholly owned Subsidiaries, taken as a whole, exceeds, as of such date, the sum of all “debts” of such Person and its wholly owned Subsidiaries, taken as a whole, including contingent liabilities, as such quoted terms are generally understood in accordance with applicable federal Law governing the insolvency of debtors; (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business; and (iii) such Person will be able to pay its debts, including contingent liabilities, as they mature.

SECTION 3.19 San Miguel Technical Report. (a) Section 3.19(a) of the Company Disclosure Letter includes a true and complete copy of the current technical report commissioned by the Company with respect to the San Miguel Project (the “San Miguel Technical Report”). The San Miguel Technical Report was prepared in accordance with and conforms with the requirements of all applicable Laws and guidelines, including Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), and contains all scientific and technical information that is required to be disclosed therein to make such report not misleading. The information provided by the Company and its Subsidiaries to the Qualified Persons (as defined in NI 43-101) in connection with the preparation of the San Miguel Technical Report was complete and accurate in all material respects at the time such information was furnished. To the Knowledge of the Company, the projected production and financials results relating to the San Miguel Project included in the San Miguel Technical Report are reasonable. Since August 22, 2014, there has been no reduction in the measured, indicated or inferred mineral resource estimates of the San Miguel Project from the mineral resource estimates disclosed in the San Miguel Technical Report, other than reductions that in the aggregate are de minimis, nor has there occurred any other event, change, circumstance, occurrence, effect or state of facts that would reasonably be expected to require a material revision or change to any of the other information set forth in the San Miguel Technical Report or that would otherwise require an updated technical report to be prepared or filed under NI 43-101. The Company has timely filed the San Miguel Technical Report with the applicable Canadian Securities Regulators, and each such filing was made in compliance with all Laws applicable thereto.

(b) The Company has made available to Parent true and complete copies of all technical and exploration information and data relating to the San Miguel Project that is within its possession or control, including all geological, geophysical and geochemical information and data, all drill sample and assay results, all maps, technical reports and feasibility studies, and other similar reports, studies and information concerning the San Miguel Project. The Company has the right to use all such information and data, and the Company and its Subsidiaries have not breached any obligation of confidentiality in favor of any third Person by disclosing such information and data to Parent.

SECTION 3.20 San Miguel Mining Rights and Real Property. (a) Section 3.20(a)(i) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all surface lands, concession rights and mineral lands owned in fee by the Company or any of its Subsidiaries and forming part of the San Miguel Project (the “Owned Properties”) and the associated Contracts pursuant to which the Company and its Subsidiaries acquired such ownership (the “Property Acquisition Contracts”). Section 3.20(a)(ii) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all surface lands, concession rights and mineral lands in which the Company or any of its Subsidiaries has a leasehold or subleasehold interest and forming part of the San Miguel Project (the “Leased Properties”) and the associated Contracts pursuant to which the Company and its Subsidiaries hold such rights (the “Property Leases”). Section 3.20(a)(iii) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all other mineral concessions, mining concessions, millsites and other concessions, claims and other rights to explore for, develop, mine, produce or save any minerals, ore, metals or other substances held by Company or any of its Subsidiaries and forming part of the San Miguel Project (the “Concession Properties”) and the associated licenses, permits and Contracts pursuant to which the Company and its Subsidiaries hold or acquired such rights (the “Concession Contracts”). Section 3.20(a)(iv) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all water rights, water permits and related applications, whether certificated or not, held by Company or any of its Subsidiaries and forming part of the San Miguel Project (the “Water Rights”). Section 3.20(a)(v) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all surface agreements and other analogous agreements with owners of surface lands, held by Company or any of its Subsidiaries and forming part of the San Miguel Project (the “Surface Agreements”).

(b) Except for any rights acquired after the date hereof, the Owned Properties, the Leased Properties and the Concession Properties listed in the Company Disclosure Letter constitute all of the properties forming part of the San Miguel Project over which the Company and its Subsidiaries have any right to engage in exploration, mine development, construction or operation, or extraction or exploitation of minerals, ore, metals or other substances.

(c) Except as set forth in Section 3.20(c) of the Company Disclosure Letter, with respect to each Owned Property, each Leased Property and each Concession Property, to the extent applicable:

(i) the Company and its Subsidiaries collectively own all of the undivided legal and beneficial interests in and to the fee simple estate of such Owned Property, the leasehold or subleasehold estate of such Leased Property, and, subject to the limitations set forth in paragraph (f) below, the vested property interests in the possession of such Concession Property for mining and milling purposes, and have all surface rights, access rights and other rights and interests relating thereto necessary for the Company and its Subsidiaries to conduct their business as currently conducted, and there are no restrictions that preclude or restrict the ability of the Company and its Subsidiaries to do the same;

(ii) to the extent any rights with respect thereto were issued by a Governmental Entity, such rights were properly granted by such Governmental Entity, are valid and enforceable and are properly held by the Company and its Subsidiaries;

(iii) the Company and its Subsidiaries have made all filings, notices and recordations and paid all fees and Taxes required with respect thereto, and such property or right has been properly located and is otherwise in good standing under applicable Law;

(iv) no Person (other than the Company and its Subsidiaries) holds any right, title, royalty, interest, right of first refusal, back-in right, purchase option, joint development option or other analogous right, interest or benefit with respect thereto;

(v) the Company and its Subsidiaries have the exclusive and quiet possession of, and the exclusive right to enter into and upon, and to hold and enjoy, such property or right for their own use and benefit without any interruption of or by any other Person;

(vi) no such property or right is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed;

(vii) neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity or any third Person of any abandonment or forfeiture of, or revocation or intention to revoke any, of the Company’s and its Subsidiaries’ rights or interests with respect to such property or right;

(viii) all plants, structures, roads, processing facilities, mills, leaching facilities and other buildings, fixtures and improvements located on such property are currently being maintained by the Company on a “care and maintenance” basis in accordance in all material respects with customary mining practices (and the Company and its Subsidiaries do not own or lease any such items except those located on the Owned Properties, Leased Properties and Concession Properties);

(ix) there are no Liens or other rights or claims of any third Person on or affecting such property or right, or conflicting with the rights of the Company and its Subsidiaries with respect to such property or right, except for (A) Liens for current Taxes, assessments and governmental charges or levies not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens with respect to amounts not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (C) zoning restrictions and other analogous limitations imposed by any Governmental Entity having jurisdiction over real property, (D) with respect to any Leased Property, the rights of the owner of such property under the associated Property Lease or with respect to any Concession Property subject to a Concession Contract or any Owned Property subject to a Property Acquisition Contract, the rights of the counterparty to any such contract, (E) Liens of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of analogous social security, and (F) rights reserved to or vested in any Governmental Entity to control or regulate any interest in the properties in any manner, and all laws, rules and regulations of any Governmental Entity; and

(x) there are no Actions or disputes pending or, to the Knowledge of the Company, threatened regarding such property or right or the Company’s and its Subsidiaries’ rights with respect thereto.

(d) With respect to each Owned Property, the Company and its Subsidiaries have good and marketable title in fee simple to such property and, if located in Mexico, duly registered title in the corresponding public registry that is enforceable against third parties. (i) Each Property Acquisition Contract, to the extent not expired in accordance with its terms, is valid and binding on each party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) each party thereto has performed all material obligations required to be performed by it under each Property Acquisition Contract; and (iii) there is no material default under any Property Acquisition Contract by any party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Property Acquisition Contracts.

(e) With respect to each Leased Property, the Company and its Subsidiaries have good and marketable leasehold or subleasehold title to such property. (i) Each Property Lease, including each subleased lease, is valid and binding on each party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) each party thereto has performed all material obligations required to be performed by it under each Property Lease and each subleased lease; and (iii) there is no material default under any Property Lease or subleased lease by any party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Property Leases.

(f) With respect to each Concession Property and each mining concession that is a Leased Property, (i) all mining claims were properly laid out and monumented; (ii) all required location and validation work has been properly performed; (iii) all required location notices and certificates were properly drafted and have been duly and timely recorded and filed with appropriate Governmental Entities; (iv) all location fees, mining claim rental fees, and mining claim maintenance fees required to hold each such Concession Property or leased mining claim and maintain it in good standing have been paid; (v) all affidavits of payment of maintenance fees or notices of intent to hold and other filings required to maintain such Concession Property or leased mining claim in good standing have been properly drafted and have been duly and timely recorded or filed with the appropriate Governmental Entities; (vi) neither the Company nor any of its Subsidiaries has received any notification of any unresolved violation or noncompliance with location and maintenance requirements for such Concession Property or leased mining claim and (vii) neither the Company nor any of its Subsidiaries has Knowledge of any conflicting mining claims. To the extent applicable, (A) each Concession Contract is valid and binding on each party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’

rights generally or by general principles of equity); (ii) each party thereto has performed all material obligations required to be performed by it under each Concession Contract; and (iii) there is no material default under any Concession Contract by any party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Concession Contracts.

(g) With respect to each Water Right, the Company has made all filings and proofs necessary to maintain such Water Right in good standing.

(h) With respect to each Surface Agreement, (i) such agreement is valid and binding on each party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) each party thereto has performed all material obligations required to be performed by it under such agreement; and (iii) there is no material default under such agreement by any party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Surface Agreements.

(i) None of the parcels of Owned Property, Leased Property or Concession Property have any agrarian history. Each parcel of Owned Property, Leased Property and Concession Property is free from any agrarian contingency, including any controversies with ejido members or the Mexican National Agrarian Registry (Registro Agrario Nacional).

SECTION 3.21 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same) all trademarks (whether registered or unregistered), servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets and other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) there are no pending or, to the Knowledge of the Company, threatened claim by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the intellectual property rights of any Person; (b) the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property; (d) no Person is infringing, misappropriating or diluting any Company Intellectual Property; (e) the Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks;

and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of the Company’s or any Subsidiaries’ rights or obligations under, any Contract under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.

SECTION 3.22 State Takeover Statutes. The resolutions of the Company Board referred to in Section 3.4 are sufficient to render Section 203 of the DGCL inapplicable to Parent and Merger Sub and to this Agreement, the Merger and the other transactions contemplated hereby. No other “moratorium,” “fair price,” “business combination,” “affiliated transactions,” “control share acquisition” or similar provision of any state anti-takeover law (collectively, the “Anti-Takeover Statutes”) is applicable to this Agreement, the Merger or any of the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill”, anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

SECTION 3.23 Related Party Transactions. Except for those Material Contracts listed in Section 3.15(a)(x) of the Company Disclosure Letter and any Company Plan listed on Section 3.11(a) of the Company Disclosure Letter, no present or former director, officer, stockholder or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (collectively, the “Related Parties”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties, or has any interest in any property owned or leased by the Company or any of its Subsidiaries (including any Owned Property, Leased Property or Concession Property). Section 3.23 of the Company Disclosure Letter describes in reasonable detail all transactions between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, entered into or consummated since December 31, 2012 through the date hereof, excluding the payment of compensation or benefits to Related Parties in their capacity as directors or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice (any such transaction, a “Related Party Transaction”). Each Related Party Transaction, as of the time it was entered into and as of the time of any amendment or renewal thereof, contained such terms, provisions and conditions as were at least as favorable to the Company and its Subsidiaries as would have been obtainable by the Company and its Subsidiaries in a similar transaction with an unaffiliated third Person.

SECTION 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Scotia Bank (USA) Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and Scotia Bank (USA) Inc. pursuant to which Scotia Bank (USA) Inc. could be entitled to any payment from the Company relating to the transactions contemplated hereby.

SECTION 3.25 Opinion of Financial Advisor. The Company has received the opinion of Scotia Bank (USA) Inc., as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration, together with the Spin-Off, is fair, from a financial point of view, to the holders of shares of Company Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.1 Organization, Standing and Power. (a) Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of this clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has made available to the Company true and complete copies of each of Parent’s and Merger Sub’s certificate of incorporation and bylaws, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws.

SECTION 4.2 Capitalization. (a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”). As of the close of business on the Measurement Date, (i) 103,435,204 shares of Parent Common Stock (excluding treasury shares and shares held by Parent’s Subsidiaries) were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury and no shares of Parent Common Stock were held by Parent’s Subsidiaries, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) no shares of Parent Preferred Stock were held by Parent in its treasury and no shares of Parent Preferred Stock were held by Parent’s Subsidiaries, (v) 2,348,409 shares of Parent Common Stock were reserved for issuance pursuant to equity-based compensation or benefit plans of Parent, (vi) 856,504 shares of Parent Common Stock were reserved for issuance pursuant to outstanding 3.25% convertible senior notes of Parent, (vii) 1,588,768 shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants of Parent, and (viii) no shares of Parent Preferred Stock were reserved for issuance.

(b) All outstanding shares of capital stock of Parent are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right, nor issued in violation of any provision of the DGCL, the certificate of incorporation or bylaws of Parent, or any Contract to which Parent is a party or is otherwise bound.

(c) Except as (i) set forth in paragraph (a) above and (ii) for changes since the close of business on the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Parent, (C) stock appreciation rights, “phantom” stock rights, performance units or interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls or commitments with respect to, or Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock or other voting securities or equity interests of Parent, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in the preceding clause (C), or (E) obligations of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(d) The shares of Parent Common Stock to be issued pursuant to the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right, nor issued in violation of any provision of the DGCL, the certificate of incorporation or bylaws of Parent, or any Contract to which Parent is a party or is otherwise bound.

(e) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding, all of which shares are owned by Parent.

SECTION 4.3 Authority. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than (i) in the case of the consummation of the Merger, the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, and (ii) the approval of the issuance of Parent Common Stock as Merger Consideration by the holders of at least a majority of the shares of Parent Common Stock represented and voting on the matter at the Parent Stockholders Meeting, as required by Section 312.03 of the New York Stock Exchange Listed Company Manual (the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held at which all directors were present, duly and unanimously adopted resolutions (a) approving this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (b) directing that the issuance of Parent Common Stock contemplated by this Agreement be submitted to the stockholders of Parent for approval, and (c) recommending that the stockholders of Parent approve the issuance of Parent Common Stock contemplated by this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The board of directors of Merger Sub, acting via written consent, duly and unanimously adopted resolutions, in each case in accordance with the DGCL, (a) approving and declaring advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (b) directing that this Agreement be submitted to Parent, the sole stockholder of Merger Sub, for adoption, and (c) recommending that Parent, the sole stockholder of Merger Sub, adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(d) The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock or other securities required in connection with the Merger, and no vote of the holders of any class or series of Parent’s capital stock or other securities is required in connection with the consummation of the other transactions contemplated hereby.

SECTION 4.4 No Conflict; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or rights of Parent and Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of:

(i) the certificate of incorporation or bylaws of Parent or Merger Sub;

(ii) subject to the governmental filings and other matters referred to in paragraph (b) below, any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties may be bound, or any rule or regulation of the New York Stock Exchange; or

(iii) any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties may be bound.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the actions required by Mexican Antitrust Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act or the Exchange Act and any other applicable U.S. or Canadian federal, state or provincial securities, takeover or “blue sky” laws or the rules of the New York Stock Exchange, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware as required by the DGCL, (iv) a filing of a notice of investment with the Director of Investments in accordance with the Investment Canada Act (Canada), and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No filing or other action is required of Parent or Merger Sub under the HSR Act or the Canadian Antitrust Laws in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, the Spin-Off and the other transactions contemplated hereby or compliance with the provisions hereof.

SECTION 4.5 Public Filings; Financial Statements. (a) Parent has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements (including proxy, information and registration statements) and other documents required to be filed with or furnished to the SEC by Parent since December 31, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such amendment), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and all other applicable federal securities Laws (including, in each case, the rules and regulations promulgated thereunder), and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included or incorporated by reference in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount).

(c) Parent has filed with or furnished to the Canadian Securities Regulators on a timely basis all forms, reports, schedules, statements (including proxy, information and registration statements) and other documents required to be filed with or furnished to the Canadian Securities Regulators by Parent since December 31, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent Canadian Securities Documents”). As of their respective filing dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such amendment), the Parent Canadian Securities Documents complied in all material respects with the applicable requirements of Canadian securities Laws (including, in each case, the rules and regulations promulgated thereunder), and none of the Parent Canadian Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2011, Parent has not filed any confidential material change report with any Canadian Securities Regulator, except for those reports that either (i) are no longer confidential or (ii) have been disclosed to the Company.

(d) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

SECTION 4.6 Absence of Certain Changes or Events. Since September 30, 2014 and through the date hereof, except as disclosed in the Parent SEC Documents filed prior to the date hereof: (a) Parent and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; and (b) there has not been any change, event, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.7 Reorganization. Neither Parent nor Merger Sub has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 4.8 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

SECTION 4.9 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, except for Actions that are not material to Parent and its Subsidiaries taken as a whole. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is subject to any outstanding judgment, order, injunction, rule or decree, except for any such items that are not material to Parent and its Subsidiaries taken as a whole. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

SECTION 4.10 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, that would be required under GAAP to be recorded or reflected on a balance sheet of Parent, except (a) to the extent accrued or reserved against in the consolidated balance sheet of Parent and its Subsidiaries as at September 30, 2014 included in the Parent SEC Documents filed prior to the date hereof, (b) for liabilities and obligations under Contracts included as exhibits in the Parent SEC Documents filed prior to the date hereof, (c) for liabilities and obligations under this Agreement, and (d) for liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.11 Brokers. No broker, investment banker, financial advisor or other Person, other than Raymond James, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

COVENANTS

SECTION 5.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise expressly required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, rights and properties, keep its properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with Persons having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as expressly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent, to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (A) dividends by a wholly owned Subsidiary of the Company to its parent and (B) dividends of the stock of SpinCo made in accordance with the terms hereof, (ii) purchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) except as contemplated by Section 3.2(f) of the Company Disclosure Letter with respect to the adjustment to the strike prices of Company Stock Options as a result of the Spin-Off, split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or any outstanding options, warrants, or rights to acquire any such stock or other equity interests, or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares of Company Common Stock, including pursuant to Contracts as in effect on the date hereof; provided, that the foregoing shall not prohibit the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the Measurement Date in accordance with their terms as in effect on the date hereof;

(c) amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to, or in any other manner, any corporation, partnership, association or other business organization or division thereof, (ii) any property or rights therein that would be an Owned Property, a Leased Property or a Concession Property if existing on the date hereof, or (iii) any assets that are otherwise material to the Company and its Subsidiaries;

(e) except for the Royalty Agreement, directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its properties or rights (including any Owned Property, any Leased Property and any Concession Property) or any interest therein;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) (i) incur, create, assume or otherwise become liable for, or prepay prior to maturity, any Indebtedness, or amend, modify or refinance any Indebtedness, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto not provided for in the budget set forth on Section 5.1(h) of the Company Disclosure Letter;

(i) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such items (A) in the ordinary course of business consistent with past practice, (B) that are not material to the Company or any of its Subsidiaries, or (C) as required by their terms as in effect on the date of this Agreement, (ii) cancel any Indebtedness owed to the Company or any of its Subsidiaries, or (iii) waive, release or transfer any claims, liabilities or obligations (whether absolute, accrued, asserted, unasserted, contingent or otherwise) of material value that are owed to the Company or any of its Subsidiaries;

(j) (i) modify, amend, terminate, cancel or extend any Material Contract (including any Property Lease or Surface Agreement), or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract, except, in each of clauses (i) and (ii), (A) with respect to any such Contract that will be a Contract solely of the SpinCo Entities after consummation of the Spin-Off and (B) with respect to any modification or amendment that is immaterial in its terms and effect;

(k) enter into any transaction or take any action that, if entered into prior to the date hereof, would be a Related Party Transaction, or amend, waive, modify or terminate any existing Related Party Transaction;

(l) (i) commence any Action (excluding any Action against Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby), or (ii) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby, but excluding any such Action filed by the Company against Parent or Merger Sub);

(m) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(n) settle or compromise any material liability for Taxes, amend any material Tax Return, make any material Tax election or take any material position on any Tax Return filed on or after the date of this Agreement or change any method of accounting for Tax purposes;

(o) change its fiscal year;

(p) (i) except with respect to pay increases awarded prior to the date hereof and listed on Section 5.1(p) of the Company Disclosure Letter, grant or pay to any current or former director, officer, stockholder, employee, consultant or independent contractor any increase in compensation, bonus or other benefits, or grant or pay to any such Person any type of compensation or benefits not previously paid to such Person, or grant or pay any bonus of any kind to any such Person, (ii) grant or pay to any current or former director, officer, stockholder, employee, consultant or independent contractor any severance, change in control, retention, termination or analogous pay or benefits, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including any Company Stock Options, restricted stock, stock appreciation rights, performance units or other stock-based or stock-related awards, or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other analogous Contract or (vi) enter into any Contract that would be a Company Plan if existing as of the date hereof, or otherwise adopt any new employee benefit or compensation plan or arrangement, or amend, modify or terminate any existing Company Plan;

(q) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit the operations of the Company or any of its Subsidiaries;

(r) except to the extent required by the fiduciary duties of the Company Board under Delaware Law and as otherwise in compliance with Section 5.2, waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(s) enter into any new line of business outside of its existing business; or

(t) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

SECTION 5.2 No Solicitation; Recommendation of the Merger by the Company Board. (a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, Affiliate, investment banker, financial advisor, attorney, consultant, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations (if any) with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished (and shut down any “dataroom” or analogous access to information) with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (I) or (II) below would constitute a breach of its fiduciary duties under Delaware Law, then the Company may (I) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing a standstill provision and other terms that are at least as favorable to the Company as those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person, and (II) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(b) Neither the Company Board nor any committee thereof shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the adoption, approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger, the Spin-Off or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable any Acquisition Proposal, or (C) resolve, agree or publicly propose to take any such actions (each such action set forth in this paragraph (b)(i), an “Adverse Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, binding term sheet or other Contract (excluding a confidentiality agreement described in clause (I) of paragraph (a) above) (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties under Delaware Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section, make an Adverse Recommendation Change in response to a Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal unless:

(i) the Company notifies Parent in writing at least five Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents; and

(ii) if Parent makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change would result in a breach of its fiduciary duties under Delaware Law.

During the five Business Day period prior to its effecting an Adverse Recommendation Change as referred to above, the Company shall negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) above, the Company shall promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written agreement or other materials provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such indication, inquiry, request, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to paragraphs (a) or (b) above and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) The Company agrees that any violation of the restrictions set forth in this Section by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(e) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section, and represents that neither it nor any of its Subsidiaries is a party to any such agreement as of the date hereof.

(f) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions of any Anti-Takeover Statute or otherwise cause such restrictions not to apply to such Person, or agree to do any of the foregoing.

(g) Nothing contained in this Section shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e–2(a), Rule 14d–9 or Item 1012(a) of Regulation M–A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d–9(f) promulgated under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure.

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate (or would reasonably be expected to generate, if in operation) 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the financing terms thereof, is (A) more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal”, references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “75%”.

SECTION 5.3 Recommendation of the Stock Issuance by the Parent Board. Neither the Parent Board nor any committee thereof shall withdraw (or modify or qualify in any manner adverse to the Company) (a) the adoption, approval, recommendation or declaration of advisability by the Parent Board or any such committee of the issuance of Parent Common Stock contemplated by this Agreement, or (b) resolve, agree or publicly propose to take any such actions (each such action set forth in this paragraph, a “Parent Adverse Recommendation Change”).

SECTION 5.4 Preparation of Proxies Statements and Form S-4; Company Stockholders Meeting; Parent Stockholders Meeting.

(a) Company Proxy Statement. As promptly as practicable after the date of this Agreement, the Company shall (i) prepare (with Parent’s reasonable cooperation) and file with the SEC and all applicable Canadian Securities Regulators and stock exchanges a proxy statement (as amended or supplemented from time to time, and together with the form of proxy, the “Company Proxy Statement”) to be sent to the stockholders of the Company relating to a special meeting of the stockholders of the Company (the “Company Stockholders Meeting”) to be held to consider the approval of this Agreement and (ii) in consultation with Parent, set a record date for the Company Stockholders Meeting and commence a broker search pursuant to Rule 14a–13 under the Exchange Act in connection therewith.

(b) Parent Proxy Statement. As promptly as practicable after the date of this Agreement, Parent shall (i) prepare (with the Company’s reasonable cooperation) and file with the SEC and all applicable Canadian Securities Regulators and stock exchanges a proxy statement (as amended or supplemented from time to time, and together with the form of proxy, the “Parent Proxy Statement”) to be sent to the stockholders of Parent relating to a special meeting of the stockholders of Parent (the “Parent Stockholders Meeting”) to be held to consider the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement and (ii) in consultation with the Company, set a record date for the Parent Stockholders Meeting and commence a broker search pursuant to Rule 14a–13 under the Exchange Act in connection therewith.

(c) Form S-4. As promptly as practicable after the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Company Proxy Statement and the Parent Proxy Statement will be included, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger.

(d) Provision of Information. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act, and to have the Company Proxy Statement and the Parent Proxy Statement cleared of all SEC (and, as applicable, stock exchange) comments, as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Each of Parent and the Company shall furnish to the other the information relating to it and its officers, directors and Affiliates required by the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement, Parent Proxy Statement or Form S-4, as applicable. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(e) Accuracy of Company Information. The Company shall ensure that (i) none of the information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Proxy Statement, Parent Proxy Statement or Form S-4 will, at the time the Company Proxy Statement, Parent Proxy Statement or Form S-4 is filed, at the time of any amendment or supplement thereto, at the time the Form S-4 (or any post-effective amendment or supplement) becomes effective under the Securities Act, or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Company Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendment or supplement thereto or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (iii) the Company Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act; provided, however, that the foregoing shall not apply with respect to statements included or incorporated by reference in the Form S-4 or the Company Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

(f) Accuracy of Parent Information. Parent shall ensure that (i) none of the information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement, Parent Proxy Statement or Form S-4 will, at the time the Company Proxy Statement, Parent Proxy Statement or Form S-4 is filed, at the time of any amendment or supplement thereto, at the time the Form S-4 (or any post-effective amendment or supplement) becomes effective under the Securities Act, or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Parent Proxy Statement will not, at the time it is first mailed to Parent’s stockholders, at the time of any amendment or supplement thereto or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (iii) the Form S-4 (excluding the Company Proxy Statement included therein) will not, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto, at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iv) the Form S-4 (excluding the Company Proxy Statement included therein) will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act; provided, however, that the foregoing shall not apply with respect to statements included or incorporated by reference in the Form S-4 or the Parent Proxy Statement based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

(g) Correction of Information. If, at any time prior to the Effective Time, any information relating to the Company or Parent or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Company Proxy Statement, Parent Proxy Statement or Form S-4 so that such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or that is otherwise required under the Securities Act or the Exchange Act to be included therein, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company and Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(h) Right of Review. No filing of, or amendment or supplement to, the Company Proxy Statement, Parent Proxy Statement or Form S-4 (including any exhibits thereto) will be made by Parent or the Company, as applicable, without providing the other a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of (i) the time when the Form S-4 has become effective, (ii) the issuance of any stop order, (iii) the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger, (iv) any oral or written request by the SEC for amendment of the Company Proxy Statement, Parent Proxy Statement or the Form S-4, or (v) any comments by the SEC or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto.

(i) Company Stockholder Meeting. As promptly as practicable after the Form S-4 is declared effective under the Securities Act, the Company shall (i) duly call, give notice of, convene and hold the Company Stockholders Meeting and (ii) cause the Company Proxy Statement to be mailed to the Company’s stockholders. The Company Stockholders Meeting shall be called solely for purposes of obtaining the Company Stockholder Approval and, without the prior written consent of Parent or as required by Law, no other matter shall be considered by the stockholders of the Company thereat. The Company shall use its reasonable best efforts to ensure that the Company Stockholder Meeting is held on the same day as the Parent Stockholder Meeting.

(j) Parent Stockholder Meeting. As promptly as practicable after the Form S-4 is declared effective under the Securities Act, Parent shall (i) duly call, give notice of, convene and hold the Parent Stockholders Meeting and (ii) cause the Parent Proxy Statement to be mailed to Parent’s stockholders. The Parent Stockholders Meeting shall be called solely for purposes of obtaining the Parent Stockholder Approval and, without the prior written consent of the Company or as required by Law, no other matter shall be considered by the stockholders of Parent thereat. Parent shall use its reasonable best efforts to ensure that the Parent Stockholder Meeting is held on the same day as the Company Stockholder Meeting.

(k) Recommendation of Company Board. Except in the case of an Adverse Recommendation Change permitted by Section 5.2, the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby, and (ii) include such recommendation in the Company Proxy Statement.

(l) Recommendation of Parent Board. Parent, through the Parent Board, shall (i) recommend to its stockholders that they approve the issuance of Parent Common Stock contemplated by this Agreement, and (ii) include such recommendation in the Parent Proxy Statement.

(m) Force the Vote. Without limiting the generality of the foregoing, each of the Company and Parent agrees that its obligations pursuant to this Section (including its obligations to hold the Company Stockholder Meeting or the Parent Stockholder Meeting, as applicable) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company, Parent or any other Person of any Acquisition Proposal, or the making of an Adverse Recommendation Change or a Parent Adverse Recommendation Change.

SECTION 5.5 Cooperation with Spin-Off Activities. Each of the Company and SpinCo shall and shall cause its Subsidiaries to reasonably cooperate with Parent in connection with all aspects of the Spin-Off, including by providing drafts of all Contracts and filings related thereto to Parent for Parent’s review and comment a reasonable period of time in advance of their execution or filing. Each of the Company and SpinCo shall not and shall cause its Subsidiaries not to execute any such Contracts or file any such filings without Parent’s prior written consent, which shall not be unreasonably withheld (provided, that Parent’s consent shall not be required in connection with any such Contract that will be a Contract solely of the SpinCo Entities after consummation of the Spin-Off). Notwithstanding the foregoing, the Company and SpinCo shall have the right, without Parent’s prior written consent, to: (a) merge SpinCo into its direct Subsidiary, and (b) merge SpinCo into a newly formed Delaware corporation, in each case as part of the Spin-Off transaction.

SECTION 5.6 Preparation of Form S-1; Consummation of the Spin-Off.

(a) Form S-1. As promptly as practicable after the date of this Agreement, (i) SpinCo shall prepare (with Parent’s reasonable cooperation) and file with the SEC a registration statement under the Securities Act on Form S-1 (as amended or supplemented from time to time, the “Form S-1”) to register its shares of common stock in the Spin-Off, (ii) in consultation with Parent, the Company shall set a record date for the Spin-Off, and (iii) the Company and SpinCo shall, in consultation with Parent, establish any appropriate procedures to be used by the Company or SpinCo or the holders of Company Common Stock in connection with the Spin-Off.

(b) Provision of Information. SpinCo shall use its reasonable best efforts to have the Form S-1 declared effective under the Securities Act, and to have the Form S-1 cleared of all SEC comments, as promptly as practicable after such filing and to keep the Form S-1 effective as long as is necessary to consummate the Spin-Off and the other transactions contemplated hereby. Each of SpinCo, the Company and Parent shall furnish to the other the information relating to it and its officers, directors and Affiliates required by the Securities Act and the rules and regulations promulgated thereunder to be set forth in the Form S-1. SpinCo and the Company shall also take any action required to be taken under any applicable state or foreign securities or “blue sky” laws in connection with the Spin-Off.

(c) Accuracy of SpinCo and Company Information. SpinCo and the Company shall ensure that (i) none of the information supplied by or on behalf of SpinCo or the Company for inclusion or incorporation by reference in the Form S-1 will, at the time the Form S-1 is filed with the SEC, at the time of any amendment or supplement thereto, or at the time the Form S-1

(or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Form S-1 will not, at the time the Form S-1 is filed with the SEC, at the time of any amendment or supplement thereto, or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) the Form S-1 will comply as to form in all material respects with the provisions of the Securities Act.

(d) Correction of Information. If, at any time prior to the Effective Time, any information relating to SpinCo, the Company or Parent or any of their respective Affiliates, officers or directors, should be discovered by SpinCo, the Company or Parent that should be set forth in an amendment or supplement to the Form S-1 so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or that is otherwise required under the Securities Act to be included therein, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(e) Right of Review. No filing of, or amendment or supplement to, the Form S-1 (including any exhibits thereto) will be made by SpinCo without providing Parent a reasonable opportunity to review and comment thereon. Each of SpinCo and the Company will advise Parent promptly after it receives oral or written notice of (i) the time when the Form S-1 has become effective, (ii) the issuance of any stop order, (iii) the suspension of the qualification of SpinCo common stock issuable in connection with the Spin-Off, (iv) any oral or written request by the SEC for amendment of the Form S-1, or (v) any comments by the SEC or requests by the SEC for additional information, and will promptly provide Parent with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto.

(f) Stock Exchange Listing. Each of SpinCo and the Company shall use its reasonable best efforts to cause the shares of SpinCo common stock to be distributed in the Spin-Off to be approved for listing on the NYSE MKT or the Toronto Stock Exchange (or, with Parent’s prior written consent, such other exchange as reasonably determined by the Company) prior to consummation of the Spin-Off.

(g) Third Person Consents. Without limiting the generality of the parties’ obligations in Section 5.8, each of SpinCo and the Company shall use its reasonable best efforts, after having consulted with Parent, to promptly give notice to or procure the consent of any third Person that is entitled to notice, or whose consent to assignment (or waiver thereof) is required, in connection with the consummation of the Spin-Off. Notwithstanding the foregoing, neither the Company nor SpinCo shall be required in connection with obtaining the consent of any third

Person that is not a Governmental Entity to agree to (i) the payment of any consideration (monetary or otherwise) to such third Person, (ii) the concession or provision of any right to such third Person, or (iii) the amendment or modification in any manner adverse to the Company or SpinCo or any of their respective Affiliates of any Contract with such Person.

(h) Governance of SpinCo. Prior to consummation of the Spin-Off, the Company and SpinCo shall take all necessary actions so that as of the consummation of the Spin-Off (i) the directors and executive officers of SpinCo shall be those described in the Form S-1 (unless otherwise agreed by the Company and SpinCo, with the prior written consent of Parent); and (ii) SpinCo shall have such other officers as SpinCo’s board of directors shall appoint.

(i) Distribution Agent. If necessary or desirable, prior to consummation of the Spin-Off, the Company and SpinCo shall appoint a third party bank, trust company or transfer agent (reasonably acceptable to Parent) to act as distribution agent in connection with the Spin-Off.

(j) Consummation of the Spin-Off. On the Closing Date, immediately prior to the Effective Time and in the following order:

(i) Each of Parent and the Company shall execute the Promissory Note and consummate the transactions contemplated thereby. The Company shall use all proceeds under the Promissory Note to make an equity contribution in SpinCo.

(ii) SpinCo shall issue to Parent, in exchange for a cash payment by Parent in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance.

(iii) SpinCo and the Company shall enter into the Separation Agreement and consummate the transactions contemplated thereby.

(iv) The Company shall dividend to the Company’s stockholders on a pro rata basis all of the shares of SpinCo common stock then held by the Company.

The Company shall consummate the Spin-Off in compliance with all applicable Laws.

SECTION 5.7 Access to Information; Confidentiality. (a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement, filing, notice and other document filed or received by it during such period pursuant to the requirements of federal or state securities, mining, land use or real property Law and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law.

(b) All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of November 12, 2014 (the “Confidentiality Agreement”). No investigation pursuant to this Section or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

SECTION 5.8 Efforts to Consummate the Merger and Spin-Off. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (under Law or otherwise) in order to consummate the Merger, the Spin-Off and the other transactions contemplated by this Agreement at the earliest practicable date, including by using and by causing its Affiliates to use its and their reasonable best efforts to:

(i) prepare and file all forms, registrations and notices required under, and seek any consents, authorizations or other approvals required under, any Law or by any Governmental Entity in connection with the Merger, the Spin-Off and the other transactions contemplated hereby;

(ii) provide as promptly as possible all information and documentary materials that may be requested pursuant to Mexican Antitrust Law;

(iii) obtain all required consents, approvals or waivers from any third Person, including as required under any Contract;

(iv) vigorously defend all Actions and other proceedings challenging this Agreement or the Merger or other transactions contemplated hereby;

(v) resolve all objections asserted with respect to this Agreement or the Merger or other transactions contemplated hereby under any Law; and

(vi) prevent the entry of, and have vacated, lifted, reversed or otherwise overturned (including by pursuing all avenues of appeal) any judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the Merger, the Spin-Off or other transactions contemplated hereby.

Without limiting the generality of the foregoing, each of the parties shall prepare and file as promptly as practicable as (and in any event no later than the 5th Business Day hereafter) an appropriate Combination Notice pursuant to the terms set forth in the Mexican Antitrust Laws.

(b) Subject to applicable Law relating to the exchange of information, the parties shall keep each other reasonably apprised of the status of the matters addressed in this Section and shall cooperate with each other in connection with such matters, including by:

(i) cooperating with each other in connection with filings or other written submissions required or advisable under any Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. To the extent permitted by Law, each party shall be given a reasonable opportunity to review and comment on any filing or other written materials being submitted to any Governmental Entity before submission, and the submitting party shall give reasonable and good faith consideration to any comments made by the other party; provided, however, that either party may limit disclosure of any sensitive business information exchanged pursuant to this paragraph (b) (including contents of draft or final copies of submissions) to the other party’s outside counsel;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law;

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the Merger, the Spin-Off or other transactions contemplated by this Agreement and ensuring to the extent permitted by Law and the applicable Governmental Entity that each of the parties has the opportunity to attend any meeting or phone call with or other appearance before any Governmental Entity; provided, however, that either party may limit attendance at such meeting or phone call to outside counsel of the other party;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity; and

(v) without prejudice to any rights of any party, consulting and cooperating in all respects in defending all Actions and other proceedings challenging this Agreement or the Merger or other transactions contemplated hereby under any Antitrust Law.

(c) In furtherance and not in limitation of the foregoing, the Company shall permit Parent to participate in the defense and settlement of any Action relating to this Agreement, the Merger, the Spin-Off or the other transactions contemplated hereby, and neither the Company nor any Affiliate thereof shall settle or compromise any such Action without Parent’s prior written consent.

(d) Notwithstanding anything to the contrary herein, Parent shall control the defense and settlement of all litigation initiated against Parent, the Parent Board or any of its or their Representatives, and shall be permitted to settle any such litigation in its sole discretion.

(e) Notwithstanding anything to the contrary herein, Parent shall not be required to take or agree to take any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require or result in the sale, divestiture or other direct or indirect disposition of the Company or any of its Subsidiaries, any part of the San Miguel Project, or any asset or business of Parent or any of its Subsidiaries, or (ii) limit Parent’s or any of its Affiliates’ freedom of action with respect to, or its or their ability to retain, consolidate or control, the Company or any of its Subsidiaries, any part of the San Miguel Project, or any asset or business of Parent or any of its Affiliates.

(f) Notwithstanding anything to the contrary herein, no party shall be required in connection with obtaining the consent of any third Person that is not a Governmental Entity to agree to (i) the payment of any consideration (monetary or otherwise) to such third Person, (ii) the concession or provision of any right to such third Person, or (iii) the amendment or modification in any manner adverse to the Company, Parent or any of their respective Affiliates of any Contract with such Person.

SECTION 5.9 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Anti-Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Anti-Takeover Statute is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Anti-Takeover Statute with respect to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.10 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party or any of its Representatives from any Governmental Entity in connection with the transactions contemplated hereby, (b) any notice or other communication received by such party or any of its Representatives from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s Knowledge, threatened which relates to the transactions contemplated hereby, or (d) any event, change, circumstance, occurrence, effect or state of facts (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate, (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant hereof, or (iii) that results or would reasonably be expected to result in any failure of any condition set forth in Article VI; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

SECTION 5.11 Indemnification, Exculpation and Insurance. (a) Parent and Merger Sub agree that all rights to indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company as provided in the Company Charter or Company Bylaws or those Contracts listed on Section 5.11 of the Company Disclosure Letter, in each case, as in effect on the date of this Agreement, for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect in accordance with their terms with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law. Notwithstanding the foregoing, in the event that the Surviving Corporation sells or transfers all or substantially all of its assets, Parent shall cause the purchaser or transferee to assume the Surviving Corporation’s obligations under this Section

(or shall provide that Parent or a Subsidiary of Parent that is no less creditworthy than the Surviving Corporation assume such obligations) and shall promptly notify the Company in writing of any such assumption.

(b) Prior to the Closing, Parent shall purchase a “tail” directors’ and officers’ liability insurance policy for the Company and its directors, officers and other Persons who are currently covered by the existing directors’ and officers’ liability insurance coverage maintained by the Company in a form reasonably acceptable to Parent that shall provide such directors, officers and other Persons with coverage for six years following the Closing Date of not less than the existing coverage amount and have other terms not materially less favorable in the aggregate to the insured Persons in comparison to the Company’s existing insurance coverage; provided, that in no event shall Parent be obligated to pay in excess of the amount set forth on Section 5.11 of the Company Disclosure Letter for such tail policy.

(c) The provisions of this Section shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

SECTION 5.12 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

SECTION 5.13 Public Announcements. Unless and until an Adverse Recommendation Change or Parent Adverse Recommendation Change has occurred, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other analogous public statement with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any other analogous public statement prior to such consultation, except as may be required by applicable Law, court process or rule or regulation of the NYSE.

SECTION 5.14 Section 16 Matters. Prior to the Effective Time, the parties hereto shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b–3 under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual (if any) who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately following the Effective Time to be exempt under Rule 16b–3 promulgated under the Exchange Act.

SECTION 5.15 Director Shares in Subsidiaries. With respect to any Subsidiary of the Company that is not directly or indirectly wholly owned by the Company because one or more of such Subsidiary’s directors or officers owns equity in such Subsidiary, the Company shall, upon or prior to the Closing, cause each such director or officer to transfer such equity to a Person designated by Parent.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(c) Antitrust. The authorization from the Mexican Federal Economic Competition Commission related to the transactions contemplated hereby shall have been obtained.

(d) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(e) Stock Exchange Listing. The shares of Parent Common Stock issuable to the stockholders of the Company as provided for in Article II shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated.

(g) Form S-1. The Form S-1 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-1 shall have been issued and no proceedings for that purpose shall have been initiated.

(h) Spin-Off. The Spin-Off shall have been consummated.

SECTION 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Sections 3.1 (Organization, Standing and Power), 3.2 (Capitalization), 3.4 (Authority), 3.5(a)(i) (No Conflict; Consents and Approvals), 3.6 (Public Filings; Financial Statements), 3.10 (Compliance with Laws), 3.18 (Spin-Off), 3.19 (San Miguel Technical Report), 3.20 (San Miguel Mining Rights and Real Property), 3.24 (Brokers), and 3.25 (Opinion of Financial Advisor) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) each of the remaining representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and each of the remaining representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) No Litigation. There shall not be pending or threatened in writing any Action by any Governmental Entity, or by any other Person having a reasonable likelihood of success, that seeks, directly or indirectly, to (i) challenge or make illegal or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated hereby, or (ii) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock (or shares of capital stock of the Surviving Corporation).

(e) Officers’ Certificate. Parent shall have received a certificate signed by the chief executive officer of the Company certifying as to the matters set forth in paragraphs (a), (b), (c) and (d) above.

(f) Tax Opinion. Parent shall have received two written tax opinions of Gibson, Dunn & Crutcher LLP, tax counsel to Parent (or such other nationally recognized tax counsel reasonably satisfactory to Parent), one dated as of the date the Form S-4 is declared effective and the second dated as of the Closing Date, in each case based on the facts, representations, assumptions and exclusions set forth or described therein, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering each such opinion, such counsel shall be entitled to rely upon representation letters from each of Parent and the Company, in each case, in form and substance reasonably satisfactory to such counsel.

SECTION 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Sections 4.1 (Organization, Standing and Power), 4.2 (Capitalization), 4.3 (Authority), 4.4(a)(i) (No Conflict; Consents and Approvals), 4.5 (Public Filings; Financial Statements) and 4.11 (Brokers) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) each of the remaining representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and each of the remaining representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Officers’ Certificate. The Company shall have received a certificate signed by an officer of Parent certifying as to the matters set forth in paragraphs (a), (b) and (c) above.

(e) Tax Opinion. The Company shall have received two written tax opinions of LeClairRyan, A Professional Corporation, tax counsel to the Company (or such other nationally recognized tax counsel reasonably satisfactory to the Company), one dated as of the date the Form S-4 is declared effective and the second dated as of the Closing Date, in each case based on the facts, representations, assumptions and exclusions set forth or described therein, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering each such opinion, such counsel shall be entitled to rely upon representation letters from each of the Company and Parent, in each case, in form and substance reasonably satisfactory to such counsel.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Parent Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub, and any termination by the Company also being effective termination by SpinCo):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before September 30, 2015 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this paragraph (b)(i) shall not be available to any party who is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (b)(ii) shall have complied in all material respects with its obligations under Section 5.8;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; or

(iv) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the issuance of Parent Common Stock pursuant to this Agreement was taken;

(c) by Parent:

(i) if the Company or SpinCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or 5.4(i) or (k), as to which Section 7.1(c)(ii) shall apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 and (B) cannot be or has not been cured by the later of (1) the Outside Date and (2) 60 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph (c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to publicly reaffirm its recommendation of the Merger within five Business Days after the date any Acquisition Proposal or any material modification thereto is publicly announced or otherwise sent or given to the Company’s stockholders upon a request to do so by Parent, (C) the Company shall have breached or failed to perform any of its obligations set forth in Section 5.2 or 5.4(i) or (k), or (D) the Company or the Company Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions;

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.3 or 5.4(j) or (l), as to which Section 7.1(d)(ii) shall apply), or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 and (B) cannot be or has not been cured by the later of (1) the Outside Date and (2) 60 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph (d)(i) if the Company or SpinCo is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if Parent or Merger Sub shall have breached or failed to perform any of its obligations set forth in Section 5.3 or 5.4(j) or (l).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

SECTION 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, the Company or SpinCo, provided, that:

(a) the Confidentiality Agreement (other than the standstill provision thereof) and the following Sections of this Agreement shall survive the termination hereof: Sections 3.24 (Brokers), 4.11 (Brokers), 5.7(b) (Confidentiality), 5.13 (Public Announcements), this Section, Section 7.3( Fees and Expenses), 7.4 (Liquidated Damages for Certain Breaches by Parent); 7.5 (Amendment or Supplement), 7.6 (Extension of Time; Waiver) and Article VIII (General Provisions); and

(b) except to the extent provided in Section 7.4, no such termination shall relieve any party from any liability or damages resulting from a pre-termination breach of any of its representations, warranties, covenants or agreements in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

SECTION 7.3 Fees and Expenses. (a) Except as otherwise provided in this Section, all fees and expenses incurred in connection with this Agreement, the Merger, the Spin-Off and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Company’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or (b)(iii) or by Parent pursuant to Section 7.1(c)(i), and (C) within 12 months after the date of such termination, the Company enters into a definitive agreement in respect of any Acquisition Proposal (which such transaction is subsequently consummated), or recommends or submits an Acquisition Proposal to its stockholders for approval (which such transaction is subsequently consummated), or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”); or

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii);

then, in any such event, the Company shall pay to Parent a fee of $5,000,000 (the “Company Breakup Fee”) less the amount of Parent Expenses previously paid to Parent (if any), it being understood that in no event shall the Company be required to pay the Company Breakup Fee on more than one occasion.

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) under circumstances in which the Company Breakup Fee is not then payable, then the Company shall reimburse Parent and its Affiliates for all of their actual documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $1,500,000.

(d) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iv) or by the Company pursuant to Section 7.1(d)(i), then Parent shall reimburse the Company and its Affiliates for all of their actual documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with this Agreement and the transactions contemplated hereby (the “Company Expenses”), up to a maximum amount of $1,500,000.

(e) Payment of the Company Breakup Fee shall be made by wire transfer of immediately available funds to the account designated by Parent (i) upon consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Company Breakup Fee payable pursuant to Section 7.3(b)(i), or (ii) as promptly as reasonably practicable after termination (and, in any event, within five Business Days thereof), in the case of a Company Breakup Fee payable pursuant to Section 7.3(b)(ii). Payment of the Parent Expenses shall be made by wire transfer of same day funds to the accounts designated by Parent within five Business Days after the Company’s having been notified of the amounts thereof by Parent.

(f) Payment of the Company Expenses shall be made by wire transfer of same day funds to the accounts designated by the Company within five Business Days after Parent having been notified of the amounts thereof by the Company.

(g) Each party acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if any party fails promptly to pay any amounts due pursuant to this Section, and, in order to obtain such payment, the other party commences a suit that results in a judgment against defaulting party, the defaulting party shall pay to other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(h) The Company Breakup Fee, Parent Expenses and Company Expenses are not liquidated damages, and payment thereof shall not relieve any party from any liability or damage resulting from a breach of this Agreement.

SECTION 7.4 Liquidated Damages for Certain Breaches by Parent. In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then Parent shall pay to the Company $5,000,000 as liquidated damages. The Company’s and SpinCo’s sole remedy for any breach of this Agreement by Parent or Merger Sub of Section 5.3 or 5.4(l), and the Company’s and SpinCo’s sole monetary remedy for any breach of this Agreement by Parent or Merger Sub of Section 5.4(j), shall be such liquidated damages and, upon payment thereof, Parent and Merger Sub shall not have any further liability or obligation to the Company or SpinCo or their stockholders relating to or arising out of this Agreement or the failure of the Merger or any other transaction contemplated hereby to be consummated, whether in equity or at law, in contract, in tort or otherwise. The foregoing shall not limit the Company’s right to specific performance of Section 5.4(j), to the extent provided in Section 8.10.

SECTION 7.5 Amendment or Supplement. This Agreement may be amended, modified or supplemented at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval by the stockholders of the Company or Parent without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

SECTION 7.6 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval or Parent Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval by the stockholders of the Company or Parent without such further approval. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

SECTION 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, Merger Sub or the Surviving Corporation, to:

Coeur Mining, Inc.
104 S. Michigan Ave., Suite 900
Chicago, Illinois 60603
Attention:	Mitchell Krebs, President and Chief Executive Officer, and Casey M. Nault, Vice President, General Counsel and Secretary
Facsimile:	(312) 489-5899
E-mail:	MKrebs@coeur.com; CNault@coeur.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166
Attention:	Steven R. Shoemate
Facsimile:	212.351.5316
E-mail:	sshoemate@gibsondunn.com

if to Company or SpinCo, to:

Paramount Gold and Silver Corp.
665 Anderson Street Winnemucca, Nevada 89445
Attention:	Christopher Crupi, Chief Executive Officer
Facsimile:	613.226.5106
E-mail:	CCrupi@paramountgold.com

with a copy (which shall not constitute notice) to:

LeClairRyan

1037 Raymond Boulevard, 16th Floor

Newark, NJ 07102

Attention:	James T. Seery
Facsimile:	973.491.3415
E-mail:	james.seery@leclairryan.com

SECTION 8.3 Certain Definitions. For purposes of this Agreement:

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

“Code” means the Internal Revenue Code of 1986.

“Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (b) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the RemainCo Entities, taken as a whole, or (c) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger, the Spin-Off or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clauses (a) and (b) only, the determination of a Company Material Adverse Effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact: (i) changes or conditions generally affecting the mining or precious metals industries, (ii) changes or conditions generally affecting the U.S. economy or financial or securities markets, (iii) changes in regulatory and political conditions, (iv) the outbreak or escalation of war or acts of terrorism, (v) changes in Law or GAAP since the date of this Agreement, and (vi) natural disasters; provided, further, that, with respect to clauses (i) through (vi), such matters shall be excluded solely to the extent that the impact of such matters is not disproportionately adverse to the Company and its Subsidiaries in comparison to similarly situated businesses (in which case the disproportionate impact shall be taken into account).

“Contract” means any contract, agreement, commitment or other legally binding instrument, understanding or arrangement, whether written or oral.

“Control” (including the terms “Controlled” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Governmental Entity” means any federal, state, provincial, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body, including any stock exchange.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such Person, (d) all obligations of such Person under installment sale contracts, (e) all guarantees and arrangements (including collateral arrangements) having the economic effect of a guarantee by such Person of any Indebtedness of any other Person, and (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“Knowledge” means (a) with respect to the Company, the actual knowledge of Christopher Crupi, Carlo Buffone and Glen Van Treek, and any fact or matter which any such person would reasonably be expected to discover or otherwise become aware after due inquiry concerning the relevant matter, and (b) with respect to Parent or Merger Sub, the actual knowledge of Mitchell Krebs, Peter Mitchell and Frank Hanagarne Jr., and any fact or matter which any such person would reasonably be expected to discover or otherwise become aware after due inquiry concerning the relevant matter.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Entity, whether domestic or foreign.

“Merger Consideration Closing Value” means the (a) the closing price of Parent Common Stock on the New York Stock Exchange on the first trading day immediately preceding the Closing Date, multiplied by (b) the Exchange Ratio.

“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Merger, the Spin-Off or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (a) only, the determination of a Parent Material Adverse Effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact: (i) changes or conditions generally affecting the mining or precious metals industries, (ii) changes or conditions generally affecting the U.S. economy or financial or securities markets, (iii) changes in regulatory and political conditions, (iv) the outbreak or escalation of war or acts of terrorism, (v) changes in Law or GAAP since the date of this Agreement, and (vi) natural disasters; provided, further, that, with respect to clauses (i) through (vi), such matters shall be excluded solely to the extent that the impact of such matters is not disproportionately adverse to the Parent and its Subsidiaries in comparison to similarly situated businesses (in which case the disproportionate impact shall be taken into account).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Return” means any return, declaration, report, claim for refund, statement, information statement and other document relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, clause or Exhibit, such reference shall be to an Article, Section, paragraph, clause or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The Company Disclosure Letter, Parent Disclosure Letter and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The information and disclosures contained in any section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to be disclosed and incorporated by reference in and with respect to the corresponding Section of this Agreement and to all additional Sections of Articles III or IV of this Agreement, as applicable, to the extent the applicability of such information and disclosure to such additional Sections of Articles III or IV is reasonably apparent on its face. References to the “transactions contemplated by this Agreement” or words of similar import shall refer to all transactions contemplated by this Agreement and the Exhibits attached hereto, including the Merger, the Spin-Off and the funding of SpinCo.

SECTION 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

SECTION 8.6 No Third Party Beneficiaries. (a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except that, following the Effective Time, Section 5.11 shall be enforceable as set forth therein.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

SECTION 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding shall be brought exclusively in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that (other than with respect to the breach of Sections 5.3 or 5.4(l) by Parent, for which liquidated damages are the sole and exclusive remedy of the Company and SpinCo as provided in Section 7.4) each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.8, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

SECTION 8.11 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARAMOUNT GOLD AND SILVER CORP.,

By:	/s/ Christopher Crupi
	Name:	Christopher Crupi
	Title:	President and Chief Executive Officer

PARAMOUNT NEVADA GOLD CORP.,

By:	/s/ Christopher Crupi
	Name:	Christopher Crupi
	Title:	President and Chief Executive Officer

COEUR MINING, INC.,

By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	President and Chief Executive Officer

HOLLYWOOD MERGER SUB, INC.,

By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	President

[SIGNATURE PAGE TO MERGER AGREEMENT]

Exhibit A to Merger Agreement

Form of Promissory Note

CONFIDENTIAL	FINAL FORM

FORM OF PROMISSORY NOTE

$8,530,000	[ ], 2015

FOR VALUE RECEIVED, the undersigned Paramount Gold and Silver Corp., a Delaware corporation (the “Borrower”), unconditionally promises to pay to Coeur Mining, Inc., a Delaware corporation (together with its permitted successors and assigns, the “Holder”), at its principal office at 104 S. Michigan Avenue, Suite 900, Chicago, Illinois 60603 or any other office designated by the Holder, the principal sum of Eight Million Five Hundred and Thirty Thousand Dollars ($8,530,000) or such lesser amount as may from time to time be owing by the Borrower to the Holder under this promissory note (this “Note”), together with interest thereon, in lawful money of the United States.

WHEREAS, as of the date hereof, Hollywood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Holder (“Merger Sub”), will merge (the “Merger”) with and into the Borrower with the Borrower surviving as a wholly-owned subsidiary of the Holder pursuant to that certain Agreement and Plan of Merger, dated as of December 16, 2014 (the “Merger Agreement”), by and among the Holder, Merger Sub, the Borrower and Paramount Nevada Gold Corp., a British Columbia corporation (“SpinCo”), and this Note is the “Promissory Note” referred to in the Merger Agreement; and

WHEREAS, immediately prior to the consummation of the Merger, but conditioned on its consummation, the Borrower wishes to borrow $8,530,000 from the Holder subject to the terms and conditions set forth herein, to be used solely to make an immediate capital contribution to SpinCo in accordance with the terms and conditions of the Merger Agreement (the “SpinCo Capital Contribution”), which SpinCo Capital Contribution shall be made immediately prior to the issuance by SpinCo of common stock amounting to 4.9% of the outstanding SpinCo common stock to the Holder, in exchange for a cash payment by the Holder in the amount of $1,470,000, and the distribution by the Borrower to its shareholders of the SpinCo shares of common stock then held by the Borrower (as set forth in more detail in the Merger Agreement), and this Note evidences such indebtedness and sets out the terms of repayment thereof.

1. Maturity. The principal of this Note, together with accrued interest and any fees, expenses or other amounts payable under this Note, shall be due and payable in full on the one-year anniversary of the date hereof (the “Maturity Date”); provided, however, that earlier repayment in full of this Note may be required upon or after the occurrence of an Event of Default as provided in Sections 6 and 7.

2. Borrowing; Use of Proceeds.

(a) Subject to the terms and conditions herein and in reliance on the representations and warranties set forth herein, on the date hereof the Holder agrees to make a single loan to the Borrower in the amount of $8,530,000 (the “Note Amount”).

(b) The proceeds of the borrowing under this Note shall be used by the Borrower solely to fund the SpinCo Capital Contribution in accordance with the terms and conditions of the Merger Agreement.

3. Interest.

(a) Subject to clause (b) below, the indebtedness due under this Note shall accrue interest on the unpaid principal balance until payment in full at a fixed rate equal to 8.0% per annum. Upon any repayment of this Note, on the Maturity Date or any other date of repayment or prepayment, the Borrower shall pay in cash the accrued interest on the principal amount of the Note repaid or prepaid on such date.

(b) Upon the occurrence and during the continuance of an Event of Default, interest will accrue at a rate of 2% per annum in excess of the rate otherwise applicable and shall be payable on demand.

(c) Interest shall be calculated on the basis of a 365-day year for the actual days elapsed.

4. Payments. All payments on this Note shall be made prior to 2:00 p.m. (New York City time) on the due date thereof to an account specified in writing by the Holder to the Borrower. Amounts borrowed under this Note and repaid or prepaid may not be reborrowed.

5. Representations and Warranties. The Borrower hereby represents and warrants to the Holder as follows:

(a) The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) The execution and delivery of, and performance by the Borrower of its obligations under, this Note have been duly authorized by all necessary corporate action on the part of the Borrower. This Note has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally.

(c) The execution and delivery of, and performance by the Borrower of its obligations under, this Note, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of the Borrower, or (ii) except for consents that have been obtained and are in full force and effect, conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or require the approval or consent of any person, entity or governmental authority pursuant to, any material contractual obligation of the Borrower, or violate any law, the rules of any securities exchange, or any order, judgment or decree, applicable to or binding on the Borrower.

(d) No approval by any governmental authority, securities exchange or the stockholders of the Borrower is or will be required in connection with the execution and delivery of, and performance by the Borrower of its obligations under, this Note, or the transactions contemplated hereby or to ensure the legality, validity or enforceability hereof.

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(e) The Merger Agreement is in full force and effect. All of the conditions the obligations of the parties to effect the Merger, as set forth in Article VI of the Merger Agreement, have been satisfied or waived, or will be satisfied or waived substantially simultaneously with the borrowing of the Note Amount under this Note and the application of the proceeds in the SpinCo Capital Contribution on the date hereof.

6. Events of Default. Any of the following events is an “Event of Default” under this Note:

(a) non-payment by the Borrower (i) of the principal of this Note when due, or (ii) or any interest, fees, expenses or other amounts payable under this Note within five (5) days of the due date thereof;

(b) any of the representations and warranties made by the Borrower and set forth in this Note or in any other document delivered in connection herewith shall be incorrect in any material respect;

(c) the default by the Borrower in the observance or performance of any of the other conditions, covenants or agreements set forth in this Note and such default has continued for 10 consecutive days after written notice by the Holder to the Borrower;

(d) (i) the Borrower shall commence any case, proceeding or other action (including, without limitation, the convening of any meeting of its shareholders, directors or other officers for the purpose of considering any case, proceeding or action described below) (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above or there occurs any events which appear to correspond with any of the events mentioned in (i), (ii) or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(e) the failure of the Merger to be consummated in accordance with the Merger Agreement and the termination of the Merger Agreement.

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The Borrower will furnish to the Holder prompt written notice of the occurrence of any event, change, circumstance, occurrence, effect or state of facts that constitutes or upon lapse of time or notice or both would constitute an Event of Default.

7. Remedies. If an Event of Default has occurred and is continuing hereunder, the Holder may (i) declare the outstanding principal amount of this Note together with interest and any other amounts owing under this Note, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrower; provided that upon the occurrence of any Event of Default specified in Section 6(d) above with respect to the Borrower, notwithstanding the lack of any declaration by the Holder, any outstanding principal amount shall become automatically due and payable, and/or (ii) without notice of default or demand, pursue and enforce any of the Holder’s other rights and remedies under this Note, the Merger Agreement and the other documents delivered in connection herewith or therewith, or otherwise provided under or pursuant to any applicable law or agreement.

8. Miscellaneous.

(a) The Borrower hereby waives presentment, notice of dishonor, protest and any other formality with respect to this Note.

(b) Upon any Event of Default hereunder, the Holder may pursue any legal or equitable remedies that are available to it. No delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or Event of Default hereunder, shall impair any such right, power or remedy of the Holder nor shall it be construed to be a waiver of any such breach or Event of Default, or an acquiescence therein, or of any similar breach or Event of Default thereafter occurring. No waiver by the Holder of any breach or Event of Default shall be deemed a waiver by the Holder of any other breach or Event of Default theretofore or thereafter occurring.

(c) The remedies of the Holder, as provided herein, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at the Holder’s sole and absolute discretion, and may be exercised as often as occasion therefor shall occur.

(d) It is expressly agreed that if this Note is referred to an attorney or if suit is brought to collect or interpret this Note or any part hereof or to enforce or protect any rights conferred upon the Holder by this Note or any other document evidencing this Note, then the Borrower promises and agrees to pay all costs, including all attorneys’ fees, incurred by the Holder in successfully collecting any amounts, enforcing or protecting its rights under this Note.

(e) This Note shall be binding on the Borrower and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns. The Borrower may not assign or transfer this Note or any interest or obligations hereunder without the prior written consent of the Holder.

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(f) To the extent permitted by applicable law, the Borrower and the Holder waive the right to a trial by jury in any action under this Note or any action arising out of the transactions contemplated hereby, regardless of which party initiates such action or actions.

(g) In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(h) Neither this Note nor any provision hereof may be waived, modified or discharged orally, but may be waived, modified or discharged only by an agreement in writing signed by the party against whom enforcement of any waiver, modification or discharge is sought.

(i) This Note shall be governed by and interpreted and construed in accordance with the law of the State of Delaware regardless of the laws that might be applicable under the principles of conflicts of laws.

[Signature page follows.]

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered as of the date first set forth above.

Borrower:

PARAMOUNT GOLD AND SILVER CORP.,
a Delaware corporation

By:
Name:
Title:

Signature Page to Promissory Note

Acknowledged and Agreed by the Holder:

COEUR MINING, INC.,
a Delaware corporation

By:
Name:
Title:

Signature Page to Promissory Note

Exhibit B to Merger Agreement

Form of Separation Agreement

FINAL FORM

[FORM OF]

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

PARAMOUNT GOLD AND SILVER CORP.

AND

PARAMOUNT NEVADA GOLD CORP.

DATED AS OF [—], 2015

ARTICLE VII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		41
7.1	Further Assurances	41
7.2	Tax Matters	42
7.3	Post-Effective Time Conduct	42
7.4	Successors	42
7.5	Non-Solicitation by the Company	43
7.6	Non-Solicitation by SpinCo	43

ARTICLE VIII TERMINATION		43
8.1	Termination	43
8.2	Effect of Termination	43

ARTICLE IX MISCELLANEOUS		44
9.1	Counterparts; Entire Agreement; Authorization	44
9.2	Governing Law	44
9.3	Submission to Jurisdiction	44
9.4	Waiver of Jury Trial	45
9.5	Assignability	45
9.6	Third-Party Beneficiaries	45
9.7	Notices	45
9.8	Severability	46
9.9	No Set-Off	46
9.10	Publicity	47
9.11	Expenses	47
9.12	Headings	47
9.13	Survival of Covenants	47
9.14	Waivers of Default	47
9.15	Specific Performance	47
9.16	Amendments	48
9.17	Interpretation	48
9.18	Performance	49
9.19	Mutual Drafting	49

ii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [insert closing date of Merger] (this “Agreement”), is by and among PARAMOUNT GOLD AND SILVER CORP., a Delaware corporation (the “Company”) and PARAMOUNT NEVADA GOLD CORP., a British Columbia corporation and a wholly-owned Subsidiary of the Company (“SpinCo”).1 Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the Company has entered into a Merger Agreement dated as of December 16, 2014, by and among Coeur Mining, Inc., a Delaware corporation (“Parent”), Hollywood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and SpinCo (such agreement as it may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent pursuant to the terms and conditions set forth therein;

WHEREAS, SpinCo is currently a wholly-owned Subsidiary of the Company;

WHEREAS, the parties desire to separate the Nevada Business from the Mexico Business (the “Separation”), such that the Nevada Business will be held and operated exclusively by the SpinCo Group and the Mexico Business will be held and operated exclusively by the RemainCo Group;

WHEREAS, the Merger Agreement contemplates that, immediately prior to the Effective time of the Merger and in the following order, (a) Parent will make a loan to the Company in the principal amount of $8,530,000 on the terms of the Promissory Note, in the form attached to the Merger Agreement, and the Company will contribute all of the proceeds of such loan to SpinCo as an equity contribution, (b) SpinCo will issue to Parent, in exchange for a cash payment by Parent in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance, (c) SpinCo and the Company will enter into this Agreement, in the form attached to the Merger Agreement, and (d), the Company will dividend to the Company’s stockholders on a pro rata basis all of the shares of SpinCo common stock then held by the Company, on the basis of a number of shares of SpinCo common stock equal to the Distribution Ratio for every one share of the Company common stock (the “Distribution”);

WHEREAS, each of the Parties has determined that it is appropriate and desirable to set forth the principal transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship among the parties and the members of their respective Groups following the Distribution.

[1]	Note: If the identity of SpinCo changes prior to consummation of the Distribution, the parties agree to make appropriate conforming changes to this form of agreement to account for such change.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any action, claim, suit, arbitration, inquiry, investigation or other proceeding.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. It is expressly agreed that, after the Effective Time, for purposes of this Agreement, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the RemainCo Group and (b) no member of the RemainCo Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Entity.

“Assets” shall mean , with respect to any Person, (i) the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement; and (ii) the Contracts, Equipment, Information, Insurance Proceeds, Intellectual Property, Permits, Real Property, Real Property Leases, Registrable IP, Software, Tangible Information and Technology of such Person.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3(b).

“Board” shall mean the board of directors of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Company Accounts” shall have the meaning set forth in Section 2.8(a).

“Company Common Stock” shall mean the common stock par value $0.001, of the Company.

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“Company Group” shall mean the Company and each of its Subsidiaries prior to the Distribution, including (a) SpinCo and (b) each Subsidiary of SpinCo.

“Company Indemnitees” shall have the meaning set forth in Section 4.2.

“Company Marks” shall mean all logos, names, domains and URLs associated with the Company Name.

“Company Name” shall mean Paramount Gold and Silver Corp.

“Company Plan” shall have the meaning assigned to the term Company Plan in the Merger Agreement.

“Contract” shall mean any agreement, mortgage, deed, lease, license, contract, undertaking instrument or other legally binding understanding or arrangement, whether written or oral and whether express or implied.

“Control” (including the terms “Controlled” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Delayed Assumed Liability” shall have the meaning set forth in Section 2.4(b).

“Delayed Retained Asset” shall have the meaning set forth in Section 2.4(e).

“Delayed Retained Liability” shall have the meaning set forth in Section 2.4(e).

“Delayed Transferred Asset” shall have the meaning set forth in Section 2.4(b).

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Agent” shall have the meaning set forth in Section 3.2(a).

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall occur on the Merger Closing Date.

“Distribution Ratio” shall mean a number as determined by the Board, with the prior written consent of Parent.

“Effective Time” shall mean the time immediately before the Merger Effective Time, on the Distribution Date.

“Environmental Law” shall mean any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource), or (ii) the exposure to, use, recycling, handling, transportation, treatment, storage, disposal or Release of Hazardous Substances.

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“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Substances, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Equipment” shall mean all apparatus, materials, computers and other electronic data processing and communications equipment, furniture, automobiles, trucks, tractors, trailers, motor vehicles, tools and other tangible personal property and fixtures.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Form S-1” shall mean the registration statement on Form S-1 filed by SpinCo with the SEC to effect the registration of SpinCo Common Stock under the Securities Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Form S-1 Litigation” shall have the meaning set forth in Section 2.3(b).

“Form S-4” shall mean the registration statement on Form S-4 filed by Parent with the SEC to, among other things, effect the registration of Parent Common Stock under the Securities Act in connection with the Merger, as such registration statement may be amended or supplemented from time to time prior to the Merger.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Entity.

“Governmental Entity” shall mean any federal, state, provincial, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body, including any stock exchange.

“Group” shall mean the Company Group, the RemainCo Group or the SpinCo Group, as the context requires.

“Hazardous Substances” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

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“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names and records, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or consultants or under their direction (including attorney work product), and other technical, financial, employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, cost information, sales and pricing data, product data and literature, investor records, catalogs, sales, promotional and advertising materials, technical data, operating records, operating manuals, instructional documents, quality records and reports and other printed or written materials, land and title records (including abstracts of title, title opinions, and title curative documents), operations, environmental, production, accounting and regulatory compliance records, and facility and well records; provided, that “Information” shall not include Registrable IP.

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions; (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) Internet domain names, registrations and related rights; (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions; (e) confidential and

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proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software; and (f) intellectual property rights arising from or in respect of any Technology.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Entity, whether domestic or foreign.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action or Order award entered by or with any Governmental Entity or arbitration tribunal, and those arising under any Contract, promise, release, warranty or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.8(a).

“Losses” shall mean all losses, liabilities, claims, obligations, interest, awards, damages, penalties, fees, costs and expenses (including all legal fees and accounting fees, expenses and costs incurred in investigating, preparing for or defending any of the foregoing ).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Closing Date” shall have the meaning assigned to the term “Closing Date” in the Merger Agreement.

“Merger Effective Time” shall have the meaning assigned to the term “Effective Time” in the Merger Agreement.

“Merger Litigation” shall mean all stockholder litigation or other Third Party litigation initiated against any member of the Company Group primarily based upon the Merger, the Merger Agreement, the Separation, the Distribution or the Form S-4, in each case except for any Form S-1 Litigation.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Mexico Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by the Company or any other Person that is a member of the Company Group prior to the Effective Time, other than the Nevada Business, including without limitation the San Miguel Assets, the San Miguel Liabilities and the San Miguel Project.

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“Mill Creek Property” shall mean the Mill Creek Property of the Company, as described in the Company’s Form 10-K for the fiscal year ended June 30, 2014, and any additions thereto after such date. The “Mill Creek Property” shall expressly include any surface agreements related thereto, and all land, minerals, metal, ore, mining claims, information and other assets described or included in its current technical report.

“Nevada Business” shall mean (a) the business, operations and activities of the Sleeper Gold Project, the Spring Valley Property and the Mill Creek Property conducted at any time prior to the Effective Time by the Company and any other Person that is a member of the Company Group prior to the Effective Time, and (b) any terminated, divested or discontinued businesses, operations and activities, at the time of termination, divestiture or discontinuation, to the extent related to the business, operations or activities described in clause (a) as then conducted, including without limitation the Sleeper Gold Assets, the Sleeper Gold Liabilities and the Sleeper Gold Project. The “Nevada Business” shall expressly not include the San Miguel Assets, the San Miguel Liabilities or the San Miguel Project.

“Nevada Employee” shall mean all individuals employed or formerly employed by the Company or any other member of the Company Group and all individual consultants or former consultants providing services to the Company or any other member of the Company Group, in each case primarily in connection with the Nevada Business. For the avoidance of doubt, no officer of the Company who has responsibilities with respect to both the Nevada Business and the Mexico Business shall be a Nevada Employee.

“Nevada Employee Contracts” shall mean all employment, change of control, retention, consulting, indemnification, termination, severance or similar Contracts with between the Company or any other member of the Company Group and any Nevada Employee, excluding any Company Plan.

“Nevada Employee Liabilities” shall mean (a) all employment, compensation and employee benefits Liabilities relating to Nevada Employees, (b) all Liabilities arising under any Company Plan relating to the Nevada Employees, (c) all Liabilities arising under any Nevada Employee Contract, and (d) without limiting the generality of the foregoing, all Liabilities in respect of severance, change in control, termination, retention, incentive or similar amounts or benefits payable by the Company or any member of the Company Group to any Nevada Employee as a result of the Merger Agreement or this Agreement and the transactions contemplated thereby, including any and all severance costs or expenses incurred or that may be incurred in connection with the termination of service of any such Nevada Employee; provided, however, that the satisfaction and extinguishment pursuant to the Merger Agreement of any equity awards of the Company held by such Nevada Employee shall not be a “Nevada Employee Liability”.

“Order” shall mean any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, stipulation or settlement, whether civil, criminal or administrative and whether formal or informal.

“Parties” shall mean the parties to this Agreement.

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“Permits” shall mean all material permits, approvals, authorizations, consents, licenses, operating certificates, variances, exemptions, concessions, franchises, orders and other approvals issued by any Governmental Entity.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Prime Rate” shall mean shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Promissory Note” shall have the meaning assigned to the term “Promissory Note” in the Merger Agreement.

“Real Property” shall mean surface lands, concession rights, and mineral lands, together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean leases and subleases of Real Property.

“Record Date” shall mean the close of business on the date set by the Board, with the prior written consent of Parent, as the record date for determining the holders of the Company Common Stock entitled to receive SpinCo Common Stock pursuant to the Distribution.

“Record Holders” shall mean the holders of record of the Company Common Stock as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Substances into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata and the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Substances).

“RemainCo Group” shall mean the Company and each Person that is a Subsidiary of the Company, excluding (a) SpinCo and (b) the Subsidiaries of SpinCo.

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“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, Affiliates, agents, consultants, advisors, accountants, attorneys, investment bankers, financial advisors or other representatives.

“Retained Assets” shall have the meaning set forth in Section 2.2.

“Retained Liabilities” shall have the meaning set forth in Section 2.3(a).

“San Miguel Assets” shall mean all of the Company’s and its Subsidiaries’ right, title and interest, direct or indirect, in and to all Assets wherever located and whether existing or hereafter acquired, constituting, related to or used or held for use in connection with the San Miguel Project.

“San Miguel Liabilities” means all of the Company’s and its Subsidiaries’ Liabilities to the extent arising out of, relating to or in respect of the San Miguel Project or San Miguel Assets.

“San Miguel Project” shall mean the San Miguel Project of the Company, as described in the Company’s Form 10-K for the fiscal year ended June 30, 2014, and any additions thereto after such date. The “San Miguel Project” shall expressly include the San Miguel Group mining concessions, the Temoris Group mining concessions, the Guazapares Group mining concessions, all Surface Agreements related thereto, and all land, minerals, metal, ore, mining concessions, information and other assets described or included in the San Miguel Technical Report.

“San Miguel Technical Report” shall have the meaning assigned to the term “San Miguel Technical Report” in the Merger Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Sleeper Gold Assets” shall mean all of the Company’s and its Subsidiaries’ right, title and interest, direct or indirect, in and to all Assets wherever located and whether existing or hereafter acquired, constituting, related to or used or held for use in connection with the Sleeper Gold Project; provided, however, that if any Asset would constitute both a Sleeper Gold Asset and a San Miguel Asset because it is related to, used for held for use in connection with both the Sleeper Gold Project and the San Miguel Project, it shall be deemed a “San Miguel Asset”.

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“Sleeper Gold Liabilities” means all of the Company’s and its Subsidiaries’ Liabilities to the extent arising out of, relating to or in respect of the Sleeper Gold Project or the Sleeper Gold Assets.

“Sleeper Gold Project” shall mean the Sleeper Gold Project of the Company, as described in the Company’s Form 10-K for the fiscal year ended June 30, 2014, and any additions thereto after such date. The “Sleeper Gold Project” shall expressly include the Sleeper Gold mining claims, the Dunes mining claims, the Mimi mining claims, all surface agreements related thereto, and all land, minerals, metal, ore, information and other assets described or included in its current technical report.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing; (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.8(a).

“SpinCo Common Stock” shall mean the common stock, par value $         per share, of SpinCo.

“SpinCo Group” shall mean SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.

“SpinCo Transfer Agent” shall mean the transfer agent and registrar for SpinCo Common Stock.

“Spin-Off Expenses” shall mean all fees, expenses and other costs incurred by the Company or any member of the Company Group in connection with the Separation and the Distribution and the other transactions contemplated by this Agreement (but not including the Merger), including (A) filing fees, auditor fees, legal fees, printer fees, travel expenses and other fees, expenses and costs incurred in connection with the Form S-1, and (B) fees of the Distribution Agent. For the avoidance of doubt, “Spin-Off Expenses” shall not include any expenses of Parent.

“Spring Valley Property” shall mean the Spring Valley Property of the Company, as described in the Company’s Form 10-K for the fiscal year ended June 30, 2014, and any additions thereto after such date.

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“Subsidiary” shall mean, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Surface Agreements” shall have the meaning assigned to the term “Surface Agreements” in the Merger Agreement.

“Tangible Information” shall mean Information that is contained in written, electronic or other tangible forms.

“Tax” shall mean (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, margin, payroll, withholding, social security, value added and other taxes; (b) any interest, penalties or additions attributable thereto; (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law); and (d) all liabilities in respect of any items described in clauses (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Liabilities” shall mean any Liability arising out of or relating to a Tax.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Assets” shall have the meaning set forth in Section 2.2(b).

“Transferred Cash” shall mean cash in the amount of $10,000,000 US Dollars, minus (a) all Spin-Off Expenses incurred prior to the Effective Time by any member of the Company Group, (b) all Nevada Employee Liabilities incurred prior to the Effective Time by any member of the Company Group, and (c) all costs, expenses and other out-of-pocket monetary Liabilities incurred prior to the Effective Time by any member of the Company Group in respect of any Form S-1 Litigation. All cash and cash equivalents of the SpinCo Group in excess of the Transferred Cash shall be a Retained Asset.

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“Transferred Claims” shall mean claims, defenses, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of the Company or any other member of the Company Group to the extent attributable to the Nevada Business.

“Transferred Contracts” shall mean the following Contracts to which the Company or any other member of the Company Group is a party or by which it or any of its respective Assets is bound, whether or not in writing:

(a) (i) any Contract entered into prior to the Effective Time that is exclusively related to the Nevada Business and (ii) with respect to any Contract entered into prior to the Effective Time that relates to the Nevada Business but is not exclusively related to the Nevada Business, that portion of any Contract that relates to the Nevada Business; and

(b) any mineral concessions, mining concessions, millsites, and other concessions, claims and other rights to explore for, develop, mine, produce or save any minerals, ore, metals or other substances, and all water rights, in each case to the extent in respect of the Nevada Business.

“Transferred Equipment” shall mean any Equipment of the Company or any other member of the Company Group that is primarily used or held for use in the Nevada Business.

“Transferred Indemnification Rights” shall mean rights of the Company or any other member of the Company Group to indemnities and releases from Third Parties to the extent related to the Nevada Business.

“Transferred Information” shall mean all Information primarily related to the Nevada Business.

“Transferred Insurance Policies” shall mean all casualty, fire, liability and any other insurance policies held in the name of the Company or any other member of the Company Group to the extent related primarily to the Nevada Business and any agreements related to or in connection with such policies.

“Transferred Permits” shall mean all Permits owned or licensed by the Company or any other member of the Company Group primarily used or held for use in the Nevada Business.

“Transferred Software” shall mean all Software owned or licensed by the Company or any other member of the Company Group primarily used or held for use in the Nevada Business.

“Transferred Technology” shall mean all Technology owned or licensed by the Company or any other member of the Company Group primarily used or held for use in the Nevada Business.

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ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities

(a) On or prior to the Effective Time, but in any case, prior to the Distribution:

(i) Transfer and Assignment of Transferred Assets. The Company shall, and shall cause the applicable members of the Company Group to, contribute, assign, transfer, convey and deliver to SpinCo or any member of the SpinCo Group designated by SpinCo, and SpinCo or such member of the SpinCo Group shall accept from the Company and such applicable members of the Company Group, all of the Company’s and such Company Group member’s respective right, title and interest, whether direct or indirect, in and to all of the Transferred Assets, other than the Transferred Assets held by SpinCo or a member of the SpinCo Group;

(ii) Acceptance and Assumption of Assumed Liabilities. SpinCo shall, and shall cause the applicable member of the SpinCo Group, as designated by SpinCo to, accept, assume and agree to faithfully perform, discharge and fulfill all the Assumed Liabilities. SpinCo and such members of the SpinCo Group shall be responsible for all Assumed Liabilities, regardless of when or where such Assumed Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Assumed Liabilities are asserted or determined (including any such Assumed Liabilities arising out of claims made by the Company’s or SpinCo’s respective stockholders, directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Company Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, or any of their respective stockholders, directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of Retained Assets. In the event that SpinCo or any of its Subsidiaries hold any Retained Assets, the Company or SpinCo shall cause SpinCo and such Subsidiaries to contribute, assign, transfer, convey and deliver to the Company or any member of the RemainCo Group, as designated by the Company, and the Company or such other members of the RemainCo Group shall accept from SpinCo or such Subsidiary, all of SpinCo’s or such Subsidiary’s respective right, title and interest, whether direct or indirect, in and to such Retained Assets; and

(iv) Acceptance and Assumption of Retained Liabilities. The Company shall and shall cause the applicable members of the RemainCo Group, as designated by the Company to, accept, assume and agree to faithfully perform, discharge and fulfill all of the Retained Liabilities, if any, held by SpinCo or any of its Subsidiaries, and the Company and such members of the RemainCo Group shall be responsible for all Retained Liabilities, regardless of when or where such Retained Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the

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Effective Time, where or against whom such Retained Liabilities are asserted or determined (including any such Retained Liabilities arising out of claims made by the Company’s or SpinCo’s respective stockholders, directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Company Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, or any of their respective stockholders, directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Transferred Assets and Retained Assets and the assumption of the Assumed Liabilities and the Retained Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such bills of sale, quitclaim deeds, stock or unit powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Transferred Assets and Retained Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Assumed Liabilities and Retained Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c) Misallocations. In the event that at any time, or from time to time (whether prior to, at or after the Effective Time), any Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to any other Party (or any member of such Party’s Group) pursuant to this Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such entitled Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time, or from time to time (whether prior to, at or after the Effective Time), any Party (or any member of such Party’s respective Group) shall receive or otherwise assume any Liability that is allocated to any other Party (or any member of such Party’s Group) pursuant to this Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such responsible Party (or any member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each and every member of the RemainCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Transferred Assets to any member of the SpinCo Group. The Company hereby waives compliance by each and every member of the

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SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Retained Assets to any member of the RemainCo Group.

2.2 Retained Assets; Transferred Assets

(a) Retained Assets. For the purposes of this Agreement, “Retained Assets” shall mean all Assets of the Company and any other member of the Company Group as of the Effective Time, other than the Transferred Assets.

(b) Transferred Assets. For purposes of this Agreement, “Transferred Assets” shall mean all of the following Assets of the Company or any other member of the Company Group as of the Effective Time:

(i) the Sleeper Gold Assets, the Sleeper Gold Project, the Mill Creek Property and the Spring Valley Property;

(ii) all issued and outstanding shares, units or other equity interests of each direct and indirect Subsidiary of SpinCo that are owned by the Company or any other member of the Company Group;

(iii) all Transferred Contracts and all rights, interests or claims of the Company or any other members of the Company Group thereunder (including rights under or pursuant to all warranties, representations and guarantees, whether express or implied, thereunder);

(iv) the Transferred Cash;

(v) all Nevada Employee Contracts, and all rights, interests or claims of the Company or any other members of the Company Group thereunder;

(vi) all real property leases for office space in Winnemucca, Nevada, and Ottawa, Canada, all furniture and fixtures associated with or installed in such offices, and all computers, telephones, networking equipment and other analogous electronics associated with or installed in such offices (but not including any Information stored thereon, which is the subject of clause (xi) below) (the items described in this clause (vi), the “Office Leases and Office Equipment”);

(vii) all Transferred Indemnification Rights;

(viii) all Transferred Claims;

(ix) all Transferred Permits and all rights, interests or claims of the Company or any other member of the Company Group thereunder;

(x) all Transferred Equipment;

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(xi) all rights, interests and claims of the Company or any other member of the Company Group with respect to Transferred Information (provided, however, that with respect to any such Transferred Information that is also related to the Mexico Business, the RemainCo Group shall have a non-exclusive right to access such Transferred Information after the Effective Time);

(xii) all Tax refunds or credits to the Company or any other member of the Company Group attributable to the Nevada Business, the Transferred Assets or the Assumed Liabilities;

(xiii) all insurance proceeds received or receivable by the Company or any other member of the Company Group under any insurance policy written prior to the Effective Time to the extent in connection with (i) the damage or complete destruction of any assets or properties prior to the Effective Time that would have been included in the Transferred Assets but for such damage or complete destruction, or (ii) any Assumed Liability;

(xiv) all Transferred Insurance Policies; and

(xv) all Transferred Software and all Transferred Technology;

provided, however, that except with respect to the Office Leases and Office Equipment, the Transferred Assets shall not include any San Miguel Asset or the San Miguel Project.

2.3 Retained Liabilities; Assumed Liabilities

(a) Retained Liabilities. For the purposes of this Agreement, “Retained Liabilities” shall mean all Liabilities of the Company and any other member of the Company Group, other than the Assumed Liabilities.

(b) Assumed Liabilities. For the purposes of this Agreement, “Assumed Liabilities” shall mean the following Liabilities of the Company and the other members of the Company Group:

(i) all Liabilities (including Environmental Liabilities and Tax Liabilities) to the extent arising out of, resulting from or related to the Nevada Business or a Transferred Asset, regardless of when arising and regardless of whether based on actions, inactions, events, omissions, conditions, facts or circumstances existing before, at or after the Effective Time;

(ii) all Nevada Employee Liabilities;

(iii) all Spin-Off Expenses;

(iv) all claims or actions by the current directors and officers of the Company against the Company or any member of the RemainCo Group (provided, however, that nothing in this clause (iv) shall impair any director’s or officer’s right to indemnification from the Company in their capacity as a director or officer);

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(v) SpinCo’s obligations under this Agreement and the Merger Agreement and any other Contract entered into by SpinCo or any member of the SpinCo Group in connection herewith or therewith;

(vi) all Liabilities arising out of claims made by any Third Party against any member of the Company Group to the extent relating to, arising out of or resulting from the Nevada Business or the Transferred Assets, excluding however, any and all Liabilities in respect of any Merger Litigation;

(vii) all Liabilities arising out of claims made by any Third Party against any member of the Company Group to the extent relating to, arising out of or resulting from the Form S-1 or any alleged omission or misstatement therein (any such matter described in this clause (vii), a “Form S-1 Litigation”); and

(viii) all Tax Liabilities (in each case, whether arising prior to or after the Distribution) arising out of, resulting from or related to (A) the merger of SpinCo into its direct Subsidiary, (B) the merger of SpinCo into a newly formed Delaware corporation, or (C) the Distribution, in the case of this clause (C), to the extent such Tax Liabilities are attributable to the Company’s basis in SpinCo (or the corporation into which SpinCo has merged prior to the Distribution and the stock of which is distributed pursuant to the Distribution) being less than US$45,000,000 at the time of the Distribution.

2.4 Approvals and Notifications

(a) Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer, assignment or assumption by the SpinCo Group of any Transferred Asset or Assumed Liability, as the case may be, would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Distribution that has not been obtained or made by the Effective Time then, unless the Parties mutually otherwise determine, the transfer, assignment or assumption by the SpinCo Group of such Transferred Assets or Assumed Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Transferred Assets or Assumed Liabilities shall continue to constitute Transferred Assets and Assumed Liabilities for all other purposes of this Agreement, and the Parties shall remain responsible and obligated with respect to any such Transferred Assets and Assumed Liabilities under the indemnification obligations set forth in Article IV.

(b) Treatment of Delayed Transferred Assets and Delayed Assumed Liabilities. If any transfer, assignment or assumption of any Transferred Asset or Assumed Liability, as the case may be, intended to be transferred, assigned or assumed hereunder, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(a) or for any other reason (any such Transferred Asset, a “Delayed Transferred Asset” and any such Assumed Liability, a “Delayed Assumed Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the RemainCo Group retaining such Delayed Transferred Asset or such Delayed Assumed Liability, as the case may be, shall thereafter hold such Delayed

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Transferred Asset or Delayed Assumed Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto). In addition, the member of the RemainCo Group retaining such Delayed Transferred Asset or such Delayed Assumed Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Transferred Asset or Delayed Assumed Liability in the ordinary course of business in accordance with past practice. Such member of the RemainCo Group shall also take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed Transferred Asset is to be transferred or assigned, or which will assume such Delayed Assumed Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed Transferred Asset or Delayed Assumed Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Transferred Asset or Delayed Assumed Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Transferred Asset or Delayed Assumed Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group. SpinCo and the SpinCo Group will indemnify and hold harmless the Company and the RemainCo Group from and against any Liabilities arising out of or relating to the Company or the RemainCo Group retaining and holding such Delayed Transferred Asset or Delayed Assumed Liability.

(c) Transfer of Delayed Transferred Assets and Delayed Assumed Liabilities. If and when (i) the Approvals or Notifications, the absence of which caused the deferral of the transfer, assignment or assumption of any Delayed Transferred Asset or any Delayed Assumed Liability, as the case may be, pursuant to Section 2.4(a), are obtained or made, and (ii) any other legal impediments for the transfer, assignment or assumption of any such Delayed Transferred Asset or Delayed Assumed Liability have been removed, then the transfer, assignment, or assumption of such Delayed Transferred Asset or Delayed Assumed Liability, as the case may be, shall be effected in accordance with the terms of this Agreement.

(d) Delayed Retained Transfers. If and to the extent that the valid, complete and perfected transfer, assignment or assumption by the RemainCo Group of any Retained Asset or any Retained Liability, as the case may be, would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties mutually otherwise determine, the transfer, assignment or assumption by the RemainCo Group of such Retained Assets or Retained Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Retained Assets or Retained Liabilities shall continue to constitute Retained Assets and Retained Liabilities for all other purposes of this Agreement, and the Parties shall remain responsible and obligated with respect to any such Retained Assets and Retained Liabilities under the indemnification obligations set forth in Article IV.

(e) Treatment of Delayed Retained Assets and Delayed Retained Liabilities. If any transfer, assignment or assumption of any Retained Asset or Retained Liability, as the case may be, intended to be transferred, assigned or assumed hereunder , is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.4(d) or for any other reason

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(any such Retained Asset, a “Delayed Retained Asset” and any such Retained Liability, a “Delayed Retained Liability”), then, insofar as reasonably possible, the member of the SpinCo Group retaining such Delayed Retained Asset or such Delayed Retained Liability, as the case may be, shall thereafter hold such Delayed Retained Asset or Delayed Retained Liability, as the case may be, for the use and benefit of the member of the RemainCo Group entitled thereto (at the expense of the member of the RemainCo Group entitled thereto). In addition, the member of the SpinCo Group retaining such Delayed Retained Asset or such Delayed Retained Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Retained Asset or Delayed Retained Liability in the ordinary course of business in accordance with past practice. Such member of the SpinCo Group shall also take such other actions as may be reasonably requested by the member of the RemainCo Group to whom such Delayed Retained Asset is to be transferred or assigned, or which will assume such Delayed Retained Liability, as the case may be, in order to place such member of the RemainCo Group in a substantially similar position as if such Delayed Retained Asset or Delayed Retained Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Retained Asset or Delayed Retained Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Retained Asset or Delayed Retained Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the RemainCo Group. The Company and the RemainCo Group will indemnify and hold harmless SpinCo and SpinCo Group from and against any Liabilities arising out of or relating to SpinCo or the SpinCo Group retaining and holding such Delayed Retained Assets or Delayed Retained Liability.

(f) Transfer of Delayed Retained Assets and Delayed Retained Liabilities. If and when (i) the Approvals or Notifications are obtained or made, the absence of which caused the deferral of the transfer, assignment or assumption of any Delayed Retained Asset or Delayed Retained Liability, as the case may be, and (ii) any other legal impediments for the transfer, assignment or assumption of any such Delayed Retained Asset or Delayed Retained Liability have been removed, then the transfer, assignment or assumption of the applicable Delayed Retained Asset or Delayed Retained Liability, as the case may be, shall be effected in accordance with the terms of this Agreement.

2.5 Release of Guarantees; Financing Matters

(a) On or prior to the Effective Time or as soon as practicable thereafter, each of the Company and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the RemainCo Group removed as guarantor of or obligor for any Assumed Liability to the extent that they relate to Transferred Assets, including the removal of any Security Interest on or in any Retained Asset that may serve as collateral or security for any such Assumed Liability; and (ii) have any member(s) of the SpinCo Group (including any Subsidiary of SpinCo) removed as guarantor of or obligor for any Retained Liability to the extent that they relate to Retained Assets, including the removal of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Retained Liability.

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(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the RemainCo Group, SpinCo shall, or shall cause the relevant member of the SpinCo Group to, execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Retained Asset that may serve as collateral or security for any such Assumed Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which SpinCo would not reasonably be able to avoid breaching; and

(ii) any member of the SpinCo Group (including any Subsidiary of SpinCo), the Company shall, or shall cause the relevant member of the RemainCo Group to, execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Retained Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which the Company would be reasonably unable to comply or (B) which the Company would not reasonably be able to avoid breaching.

(c) if the Company or SpinCo is unable to obtain, or cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.5, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of the Company and SpinCo, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.6 Termination of Agreements

(a) In furtherance of the releases and other provisions of Section 4.1, the Company and each member of the RemainCo Group, on the one hand, and SpinCo and each member of the SpinCo Group, on the other hand, hereby terminate any and all Contracts between or among the Company and/or any member of the RemainCo Group, on the one hand, and SpinCo and/or any member of the SpinCo Group, on the other hand, except for those Agreements set forth on Schedule 2.6,2 with such termination to be effective as of the Effective Time. No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

[2]	Note: Schedule 2.6 expected to be blank.

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(b) All of the intercompany accounts receivable and accounts payable between any member of the RemainCo Group, on the one hand, and any member of the SpinCo Group (including any Subsidiary of SpinCo), on the other hand, outstanding as of the Effective Time shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend or distribution, capital contribution, a combination of the foregoing, or otherwise as determined by the Company and SpinCo.

2.7 Treatment of Shared Contracts

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.7 are expressly conveyed to the applicable Party pursuant to this Agreement, any Contract, only a portion of which is a Transferred Contract (any such Contract, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the Parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the RemainCo Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Nevada Business or the Mexico Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.7, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.7.

(b) Each of the Company and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax return or otherwise) inconsistent with such treatment (unless required by applicable Law).

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(c) Nothing in this Section 2.7 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.7. For purposes of this Section 2.7, “de minimis” shall be determined in reference to customary contracts of similar nature, character and size to the Shared Contracts and not in reference to the value of the transactions contemplated by the Merger Agreement or the Distribution.

2.8 Bank Accounts; Cash Balances

(a) Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all Contracts governing each bank or brokerage account owned by the Company or any other member of the RemainCo Group (collectively, the “Company Accounts”) so that each such SpinCo Account and the Company Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any the Company Account or SpinCo Account, respectively, is de-Linked from such the Company Account or SpinCo Account, respectively.

(b) With respect to any outstanding checks issued or payments initiated by the Company, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively; provided, that to the extent any such amounts are honored after the Effective Time by a Person or Group for the benefit of the other Group, such amount shall be reimbursed within five (5) Business Days following the Effective Time.

As between the Company and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.9 Disclaimer of Representations and Warranties

EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR

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DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.10 Company Name and Company Marks

(a) Effective as of the Distribution Date, the Company hereby grants and conveys to SpinCo all its rights and rights to use the Company Name and Company Marks.

(b) Notwithstanding anything to the contrary provided in this Section 2.10, each member of the RemainCo Group may use the Company Name and Company Marks (i) on internal office supplies or signage not visible to consumers or the general public, provided that such supplies or signage are replaced promptly in the ordinary course of business, (ii) in a neutral, non-trademark manner to describe the historical relationship of the RemainCo Group and SpinCo Group, or (iii) to the extent required by Law in legal or business documents already in existence on the Distribution Date.

ARTICLE III

THE DISTRIBUTION

3.1 Conditions to the Distribution

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by the Company in its sole and absolute discretion, of the following conditions:

(i) The SEC shall have declared effective the Form S-1; no order suspending the effectiveness of the Form S-1 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

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(ii) The transfer of the Transferred Assets and Assumed Liabilities (other than any Delayed Transferred Asset or Delayed Assumed Liability) to SpinCo on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Retained Assets and Retained Liabilities (other than any Delayed Retained Asset or Delayed Retained Liability) to the Company on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1.

(iii) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder and the rules of the [insert stock exchange to be used by SpinCo] shall have been taken or made, and, where applicable, have become effective or been accepted.

(iv) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(v) The SpinCo Common Stock to be distributed to the holders of the Company Common Stock in the Distribution shall have been accepted for listing on the [insert stock exchange to be used by SpinCo], subject to official notice of distribution.

(vi) SpinCo shall have received the proceeds from the financings described in the Promissory Note.

(vii) Each of the conditions to the party’s obligations to effect the Merger set forth in Section 6.1 (other than Section 6.1(h)), Section 6.2 and Section 6.3 of the Merger Agreement shall have been satisfied or waived.

(b) The foregoing conditions are for the sole benefit of the Company and the Board and shall not give rise to or create any duty on the part of the Company or the Board to waive or not waive any such condition or in any way limit the Company’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Board, such determination to be made with the prior written consent of Parent, which consent shall not be unreasonably withheld, prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.1(a) shall be conclusive and binding on the Parties. If the Company waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.2 The Distribution

(a) Subject to Section 3.1, on or prior to the Effective Time, the Company will appoint a distribution agent (the “Distribution Agent”) to deliver a true, correct and complete

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copies of the transfer records reflecting the holders of the Company Common Stock entitled to receive SpinCo Common Stock in connection with the Distribution. The Company will deliver to, or cause the delivery to, the Distribution Agent for the benefit of the Record Holders sufficient outstanding SpinCo Common Stock to make the Distribution, and shall cause its transfer agent to instruct the Distribution Agent to distribute electronically on the Distribution Date, or as soon as reasonably practicable thereafter, the appropriate number of shares of SpinCo Common Stock to each Record Holder or designated transferee(s) of such Record Holder by way of direct registration in book-entry form. SpinCo will not issue paper share certificates. The Company will cooperate, and will instruct the Distribution Agent to cooperate, with SpinCo and the SpinCo Transfer Agent, and SpinCo will cooperate, and will instruct the SpinCo Transfer Agent to cooperate, with the Company and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance of the SpinCo Common Stock to be distributed to the holders of the Company Common Stock in connection with the Distribution.

(b) Subject to Section 3.1 and Section 3.2(c), each Record Holder (or such holder’s designated transferee(s)) will be entitled to receive in the Distribution a number of whole shares of SpinCo Common Stock equal to the number of the Company Common Stock held by such holder on the Record Date, multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c) No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.2(c), would be entitled to receive a fractional interest of a share of SpinCo Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, the Company shall direct the Distribution Agent to determine the number of whole and fractional shares of SpinCo Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional unit, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of the Parties or the Distribution Agent will be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock sold in accordance with this Section 3.2(c). None of the Parties or the Distribution Agent will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of the Company or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.2(c) and Section 3.2(d), the beneficial owner of the Company Common Stock held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

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(d) Any SpinCo Common Stock or cash in lieu of fractional shares with respect to SpinCo Common Stock that remains unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo shall hold such SpinCo Common Stock or cash for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws. Any amounts unclaimed by holders of shares of the Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of SpinCo free and clear of any claims or interest of any Person previously entitled thereto.

(e) Until the SpinCo Common Stock is duly transferred in accordance with this Section 3.2 and applicable Law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Common Stock as record holders of SpinCo Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such stock, from and after the Effective Time (i) each such holder will be entitled to receive all distributions payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Common Stock then held by such holder.

(f) The Company and the Distribution Agent shall be entitled to deduct and withhold from the distribution of shares of SpinCo Common Stock otherwise payable to any Record Holder or designated transferee(s) or payee(s) of such Record Holder (including any beneficial holder thereof) such amounts as the Company or the Distribution Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any provision of state, local or non-U.S. Tax Law. The Parties shall, with the prior written consent of Parent, determine the appropriate mechanism and procedures for any such withholding. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims

(a) SpinCo Release of the RemainCo Group. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by applicable Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) the Company and the members of the RemainCo Group, and their respective successors and assigns (including Parent upon consummation of the Merger), and (ii) all Persons who at any time prior

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to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the RemainCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of SpinCo or any Subsidiary of SpinCo and who are not, as of immediately following the Effective Time, stockholders, directors, officers, agents or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all Assumed Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Merger, the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case in this clause (C) to the extent relating to, arising out of or resulting from the Nevada Business, the Transferred Assets, Nevada Employees or the Assumed Liabilities.

(b) Company Release of the SpinCo Group. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, the Company does hereby, for itself and each other member of the RemainCo Group and their respective successors and assigns (including Parent upon consummation of the Merger), and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the RemainCo Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo and the members of the SpinCo Group and their respective successors and assigns, from (A) all Retained Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Merger, the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case in this clause (C) to the extent relating to, arising out of or resulting from the Mexico Business, the Retained Assets or the Retained Liabilities.

(c) Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, the Merger Agreement, the Promissory Note or any Contracts that are specified in Schedule 2.6 as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any Contract among any members of the RemainCo Group or the SpinCo Group that is specified in Schedule 2.6 to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, the Merger Agreement or the Promissory Note;

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(iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, the Merger Agreement or the Promissory Note for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the Merger Agreement.

In addition, nothing contained in Section 4.1(a) shall release any member of the RemainCo Group from (i) honoring its existing obligations to indemnify any director, officer or employee of SpinCo or any member of the SpinCo Group who was a director, officer or employee of any member of the RemainCo Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations under the organization documents of the Company; it being understood that, if the underlying obligation giving rise to such Action is an Assumed Liability, SpinCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV or (ii) honoring any of its obligations to indemnify any director, officer or employee under the Merger Agreement.

(d) No Claims. SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any other member of the RemainCo Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). The Company shall not make, and shall not permit any other member of the RemainCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by SpinCo

Except as otherwise specifically set forth in this Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group, as applicable, to, jointly and severally, indemnify, defend and hold harmless the Company, each other member of the RemainCo Group and each of their respective past, present and future stockholders, directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Liabilities of the Company Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Assumed Liability;

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(b) any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any Assumed Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by SpinCo or any other member of the SpinCo Group of this Agreement;

(d) except to the extent it relates to a Retained Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support Contract for the benefit of any member of the SpinCo Group by any member of the RemainCo Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form S-1 or any Exchange Act registration statement filed by SpinCo in connection with the Distribution.

4.3 Indemnification by the Company

Except as otherwise specifically set forth in this Agreement, to the fullest extent permitted by Law, the Company shall, and shall cause the other members of the RemainCo Group to, jointly and severally, indemnify, defend and hold harmless SpinCo, other members of the SpinCo Group and each of their respective past, present and future stockholders, directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Retained Liability;

(b) any failure of the Company, any other member of the RemainCo Group or any other Person to pay, perform or otherwise promptly discharge any Retained Liabilities in accordance with their terms after the Effective Time;

(c) any breach by the Company or any other member of the RemainCo Group of this Agreement after the Effective Time; and

(d) except to the extent it relates to an Assumed Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support Contract for the benefit of any member of the RemainCo Group by any member of the SpinCo Group that survives following the Distribution.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof)

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from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree than an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provisions contained in this Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV.

4.5 Procedures for Indemnification of Third-Party Claims

(a) Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Entity) who is not a member of the RemainCo Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but in any event within twenty (20) days (or sooner if applicable Law, statute of limitation or the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

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(b) Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such Damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner if applicable Law, statute of limitation or the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of

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Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. No Party may settle or compromise any Third-Party Claim for which a Party is seeking to be indemnified hereunder without the prior written consent of the other Parties, which consent may not be unreasonably withheld, unless such settlement or compromise is (i) solely for monetary damages, (ii) does not involve any finding or determination of wrongdoing or violation of Law by the other Parties, and (iii) provides for a full, unconditional and irrevocable release of the other Parties from all Liability in connection with the Third-Party Claim.

(f) Mixed Claims. Notwithstanding anything to the contrary in this Section 4.5, in the event that a Third-Party Claim for which a Party is seeking to be indemnified hereunder involves matters for which the other Party or its indemnitees is also entitled to indemnification hereunder (for example, a Third Party Claim involving both Retained Liabilities and Assumed Liabilities), then the Company shall be entitled to control the defense of such Third Party Claim, and SpinCo shall reimburse the Company for its proportionate share of all defense costs associated therewith.

4.6 Additional Matters

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, or (ii) the knowledge by the Indemnitee of any Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an

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Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions this Agreement, be free to pursue such remedies as may be available to such party as contemplated by this Agreement, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party, and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

(f) Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.7 Right of Contribution

(a) Contribution. If any right of indemnification contained in Section 4.2 or 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

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(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed Transferred Assets or Delayed Assumed Liabilities (except for the gross negligence or intentional misconduct of a member of the RemainCo Group) or with the ownership, operation or activities of the Nevada Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of the Company or any other member of the RemainCo Group; (ii) any fault associated with the business conducted with Delayed Retained Assets or Delayed Retained Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of the Company and the other members of the RemainCo Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Mexico Business prior to the Effective Time shall be deemed to be the fault of the Company and the other members of the RemainCo Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8 Covenant Not to Sue Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Assumed Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement is void or unenforceable for any reason; (b) the retention of any Retained Liabilities by the Company or a member of the RemainCo Group on the terms and conditions set forth in this Agreement is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9 Survival of Indemnities

The rights and obligations of each of the Company and each member of the RemainCo Group, SpinCo and each member of the SpinCo Group and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any Assets or businesses or the assignment by it of any liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Late Payments

Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two percent (2%).

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ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information

(a) Subject to Section 5.9 and any other applicable confidentiality obligations, each of the Company and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group to the extent that (i) such information relates to the Nevada Business, or any Transferred Asset or Assumed Liability, if SpinCo is the requesting Party, or to the Mexico Business, or any Retained Asset or Retained Liability, if the Company is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Entity; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could violate any Law or Contract, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 5.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 5.1 shall expand the obligations of a Party under Section 5.4.

(b) Without limiting the generality of the foregoing, until the first SpinCo fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

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6.2 Ownership of Information

The provision of any information pursuant to Section 5.1 or 5.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement), or constitute a grant of rights in or to any such information.

6.3 Compensation for Providing Information

The Party requesting information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of copying, and transporting such information.

6.4 Record Retention

To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts to retain all information in their respective possession or control on the Effective Time in accordance with the policies of the Company as in effect on the Effective Time; provided, however, that in the case of any information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

6.5 Limitations of Liability

Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information

(a) Any party that receives, pursuant to request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7 Production of Witnesses; Records; Cooperation

(a) After the Effective Time, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

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(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8 Privileged Matters

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the RemainCo Group and the SpinCo Group, and that each of the members of the RemainCo Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the RemainCo Group or the SpinCo Group, as the case may be.

(b) The Parties agree as follows:

(i) the Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Mexico Business and not to the Nevada Business, whether or not the Privileged Information is in the possession or under the control of any member

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of the RemainCo Group or any member of the SpinCo Group. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Retained Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the RemainCo Group or any member of the SpinCo Group; and

(ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Nevada Business and not to the Mexico Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the RemainCo Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Assumed Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the RemainCo Group.

(iii) If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article IX to resolve any disputes as to whether any information relates solely to the Mexico Business, solely to the Nevada Business, or to both the Mexico Business and the Nevada Business.

(c) Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) In the event of any adversarial Action or dispute between the Company and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining

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consent pursuant to Section 6.8(c); provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request within five (5) business days following the receipt of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of the Company and SpinCo set forth in this Section 5.8 and in Section 5.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9 Confidentiality

(a) Confidentiality. Subject to Section 6.10, from and after the Effective Time until the five (5) year anniversary of the Effective Time, each of the Company and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to the Company’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, the Merger Agreement or the Promissory Note and shall not use any such confidential and proprietary information other than

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for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement, the Merger Agreement or the Promissory Note then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement, the Merger Agreement or the Promissory Note, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure Contracts entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any Contracts that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

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6.10 Protective Arrangements

In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Entity to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Entity, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

6.11 Disclosure Relating to the S-1 and S-4

Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 6.9 and 6.10 shall not apply to any disclosures made in connection with the Form S-1 or Form S-4.

ARTICLE VII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

7.1 Further Assurances

(a) In addition to the actions specifically provided for elsewhere in this Agreement, the Merger Agreement or the Promissory Note, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Entity or any other Person under any Permit or Contract (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement in order to effectuate the provisions and purposes of this Agreement and the transfers of the Transferred Assets and the Retained Assets and the assignment and assumption

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of the Assumed Liabilities and the Retained Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, the Company and SpinCo in their respective capacities as direct and indirect equityholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by the Company, SpinCo, for themselves and for and on behalf of all members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement.

7.2 Tax Matters

(a) Tax Cooperation. The Parties shall cooperate as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any Tax proceeding with respect to Taxes imposed on or with respect to the operations or activities of the RemainCo Group and the SpinCo Group. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Treatment of Payments for Tax Purposes. For all Tax purposes, the Parties agree to treat (a) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by the Company to SpinCo or a distribution by SpinCo to the Company, as the case may be, occurring immediately prior to the Effective Time or as a payment of an Assumed Liability or a Retained Liability; and (b) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

7.3 Post-Effective Time Conduct

The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

7.4 Successors

If SpinCo or any of its successors or assigns (a) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (b) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of SpinCo assume the obligations set forth in Section 4.2.

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7.5 Non-Solicitation by the Company

The Company agrees, to the maximum extent not violative of applicable Laws, that for a period of twelve (12) months following the Effective Time, it will not, nor will it permit any of its Affiliates to, directly or indirectly, solicit for employment any employee of SpinCo or any of its Affiliates who is employed by SpinCo or any of its Affiliates; provided, however, that the foregoing shall not apply to (i) general solicitations, such as through newspaper advertisements not directed at SpinCo employees; (ii) any SpinCo employee whose employment with SpinCo or any of its Affiliates is terminated by SpinCo or any of its Affiliates; or (iii) any employee who independently contacts the Company or any of its Affiliates for purposes of locating employment or engagement without any solicitation or knowing encouragement by the Company.

7.6 Non-Solicitation by SpinCo

SpinCo agrees, to the maximum extent not violative of applicable Laws, that for a period of twelve (12) months following the Effective Time, it will not, nor will it permit any of its Affiliates to, directly or indirectly, solicit for employment any employee of the Company or any of its Affiliates who is employed by the Company or any of its Affiliates; provided, however, that the foregoing shall not apply to (i) general solicitations, such as through newspaper advertisements not directed at the Company employees; (ii) any the Company employee whose employment with the Company or any of its Affiliates is terminated by the Company or any of its Affiliates; or (iii) any employee who independently contacts SpinCo or any of its Affiliates for purposes of locating employment or engagement without any solicitation or knowing encouragement by SpinCo.

ARTICLE VIII

TERMINATION

8.1 Termination

This Agreement will terminate without further action at any time before the Effective Time upon termination of the Merger Agreement. Subject to the terms and conditions set forth in the Merger Agreement, this Agreement may be amended, modified or abandoned at any time prior to the Effective Time by mutual consent of the Company and Parent, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

8.2 Effect of Termination

In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to any other Party by reason of this Agreement.

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ARTICLE IX

MISCELLANEOUS

9.1 Counterparts; Entire Agreement; Authorization

(a) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

(b) This Agreement (including the Schedules and appendices hereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof.

(c) the Company represents on behalf of itself and each other member of the RemainCo Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement to which it is a party has been duly authorized by all necessary corporate action on the part of the RemainCo Group and SpinCo Group and no other corporate proceedings on the part of the RemainCo Group or the SpinCo group are necessary to approve this Agreement or to consummate the Separation.

9.2 Governing Law

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principals of the State of Delaware.

9.3 Submission to Jurisdiction

Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding shall be brought exclusively in any federal court located in the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to

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commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.4 Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.5 Assignability

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part. by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without the prior written consent of the other parties, and any such assignment without the prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

9.6 Third-Party Beneficiaries

Except for the indemnification rights under this Agreement of any the Company Indemnitee or SpinCo Indemnitee in their respective capacities as such, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

9.7 Notices

All notices, and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of the receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during business hours on a business day or, if delivered outside of normal business hours on a business day, on the first business day thereafter, (c) on the first business day following the date of dispatch if delivered utilizing a next-day

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service by a recognized next-day courier, or (d) on the earlier of confirmed receipt of the fifth business day following the mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instruments as may be designated in writing by the party to receive such notice be:

If to the Company, to:

Attn:
Facsimile: [—]
Email: [—]

If to the SpinCo, to:

Attn:
Facsimile: [—]
Email: [—]

9.8 Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.8 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.9 No Set-Off

Except as mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement.

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9.10 Publicity

Prior to the Effective Time, each of SpinCo and the Company shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Entity with respect thereto.

9.11 Expenses

Except as otherwise expressly set forth in this Agreement, the Merger Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses, including Taxes, incurred or accrued in connection with the preparation, execution, delivery and implementation of this Agreement, the Separation, the Form S-1, the Form S-4, the Merger Agreement, the Promissory Note, the Merger and the Distribution and the consummation of the transactions contemplated hereby and thereby (including any and all fees and expenses payable to third-party advisors) shall be borne by the Person incurring such costs and expenses.

9.12 Headings

The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.13 Survival of Covenants

Except as expressly set forth in this Agreement, the covenants, representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time and shall remain in full force and effect.

9.14 Waivers of Default

Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

9.15 Specific Performance

The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Subject to the provisions of this Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each of

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the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

9.16 Amendments

No provisions of this Agreement shall be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing and signed on behalf of each of the parties, and, prior to the Effective Time, no Party shall, without the prior written consent of Parent, make any amendment, waiver (including any related determination under Section 3.1(b)), supplement or modification of this Agreement in a manner that is materially adverse to the Company or Parent or that would prevent or materially impede consummation of the Merger. Notwithstanding anything to the contrary in this Agreement, Parent shall be an express third party beneficiary of, and shall have the right to enforce, Section 8.1 and this Section 9.16.

9.17 Interpretation

When a reference is made in this Agreement to an Article, Section, paragraph or clause, such reference shall be to an Article, Section, paragraph or clause of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. References to the “transactions contemplated by this Agreement” or words of similar import shall refer to all transactions contemplated by this Agreement and the Schedules attached hereto, including the Separation and Distribution.

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9.18 Performance

The Company will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the RemainCo Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby or thereby.

9.19 Mutual Drafting

This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

PARAMOUNT GOLD AND SILVER CORP.

By:
Name:
Title:

PARAMOUNT NEVADA GOLD CORP.

By:
Name:
Title:

Exhibit C to Merger Agreement

Form of Certificate of Incorporation of the Surviving Corporation

EXHIBIT C

CERTIFICATE OF INCORPORATION

OF

COEUR SAN MIGUEL CORP.

ARTICLE I

NAME OF CORPORATION

The name of the Corporation (the “Corporation”) is: Coeur San Miguel Corp.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage, promote and carry on any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is 100, and each such share shall have a par value of one cent ($0.01).

ARTICLE V

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE VIII

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

Exhibit D to Merger Agreement

Form of Bylaws of the Surviving Corporation

COEUR SAN MIGUEL CORP.

(a Delaware corporation)

BYLAWS

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of the Corporation shall be fixed in the Certificate of Incorporation of the Corporation.

Section 1.2 Other Offices. The Corporation may also have offices in such other places within or without the State of Delaware as the Board of Directors may, from time to time, determine or as the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Annual Meetings. Annual meetings of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings may be held at such time, date and place as the Board of Directors shall determine by resolution.

Section 2.2 Special Meetings. A special meeting of the stockholders for the transaction of any proper business may be called at any time by the Board of Directors or by the President.

Section 2.3 Place of Meetings. All meetings of the stockholders shall be held at such places, within or without the State of Delaware, as may from time to time be designated by the person or persons calling the respective meeting and specified in the respective notices or waivers of notice thereof. Meetings may be held telephonically or by other remote communication.

Section 2.4 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice or electronic transmission, in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”), of notice of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining the stockholders entitled to notice of the meeting and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically to each stockholder of record entitled to vote thereat. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, such notice shall be given not less than 10 days nor more than 60 days before the date of any such meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 2.5 Quorum. Except in the case of any meeting for the election of directors summarily ordered as provided by law, the holders of record of a majority in voting power of the outstanding shares of stock of the Corporation entitled to be voted thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders of the Corporation or any adjournment thereof. In the absence of a quorum at any meeting or any adjournment thereof, the holders of record of a majority in voting power of the shares present in person or by proxy and entitled to vote thereat or, in the absence therefrom of all the stockholders, any officer entitled to preside at, or to act as secretary of, such meeting may adjourn such meeting from time to time. At any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally called.

Section 2.6 Voting. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. All elections of directors shall be determined by a plurality of the votes cast, and except as otherwise required by law, the Certificate of Incorporation or these Bylaws, all other matters shall be determined by a majority of the votes cast. Unless determined by the Chairman of the meeting to be advisable, the vote on any matter, including the election of directors, need not be by written ballot.

Section 2.7 Proxy Representation. Any stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless such proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

Section 2.8 List of Stockholders Entitled to Vote. The Secretary of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.9 Adjournment. At any meeting of stockholders of the Corporation, whether or not a quorum is present, a majority in voting power of the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time without notice. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 2.10 Action Without a Meeting. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders or members to take the action were delivered to the Corporation in accordance with applicable law.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 General Powers. The property, business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.2 Number and Term. The number of directors of the Corporation shall consist of not fewer than one, the exact number to be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders. Each of the directors of the Corporation shall hold office until his successor shall have been duly elected and shall qualify or until he shall resign or shall have been removed in the manner hereinafter provided.

Section 3.3 Resignations. Any director of the Corporation may resign at any time by giving written notice to the Board of Directors or to the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time be not specified, it shall take effect immediately upon its receipt; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.4 Removal. Any director or the entire Board of Directors may be removed either with or without cause at any time by the affirmative vote of the holders of a majority in voting power of the outstanding shares then entitled to vote for the election of directors at any annual or special meeting of the stockholders called for that purpose or by written consent as permitted by law.

Section 3.5 Newly Created Directorships and Vacancies. Unless otherwise provided by law or in the Certificate of Incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any reason may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

Section 3.6 Meetings.

(a) The initial directors shall hold their first meeting to organize the Corporation, elect officers and transact any other business that may properly come before the meeting. An annual meeting of the Board of Directors shall be held immediately after each annual meeting of the stockholders, or at such time and place as may be noticed for the meeting.

(b) Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by written or electronic transmission of consent of a resolution of the directors.

(c) Special meetings of the Board of Directors may be called at any time, and for any purpose permitted by law, by the President, or by the Secretary on the written request of a majority of the members of the Board of Directors, which meetings shall be held at the time and place either within or without the State of Delaware designated by the person or persons calling the meeting.

Section 3.7 Notice of Meetings. Except as provided by law, notice of regular meetings need not be given. Notice of the time and place of any special meeting shall be given to each director by the Secretary. Notice of each such meeting shall be given to each director, if by mail, addressed to such director as his or her residence or usual place of business, at least five days before the day on which such meeting is to be held, or shall be sent to such director at such place by telecopy, telegraph, electronic transmission or other form of recorded communication, or be delivered personally or by telephone, in each case at least 24 hours prior to the time set for such meeting. The notice of any meeting need not specify the purpose thereof.

Section 3.8 Quorum, Voting and Adjournment. A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

Section 3.9 Committees. The Board of Directors may, by resolution, designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

Section 3.10 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

Section 3.11 Compensation. The directors shall receive only such compensation for their services as directors as may be allowed by resolution of the Board of Directors. The Board of Directors may also provide that the Corporation shall reimburse each such director for any expense incurred by him on account of his attendance at any meetings of the Board of Directors or committees of the Board of Directors. Neither the payment of such compensation nor the reimbursement of such expenses shall be construed to preclude any director from serving the Corporation or its subsidiaries in any other capacity and receiving compensation therefor.

Section 3.12 Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute the presence in person at such meeting.

ARTICLE IV

OFFICERS

Section 4.1 Number. The officers of the Corporation shall be a President, a Treasurer and a Secretary. There may also be other officers, including a Chief Executive Officer, a Chairman of the Board of Directors or one or more Vice Presidents (the number thereof and their respective titles to be determined by the Board), as specified in these Bylaws or designated by the Board.

Section 4.2 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.

Section 4.3 Resignation and Removal. Any officer may resign at any time in the same manner prescribed under Section 3.3 of these Bylaws. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors.

Section 4.4 Vacancies. The Board of Directors shall have power to fill vacancies occurring in any office.

Section 4.5 Chairman. The Chairman of the Board of Directors shall be a member of the Board of Directors and shall preside at all meetings of the Board of Directors and of the stockholders. In addition, the Chairman of the Board of Directors shall have such powers and perform such other duties as from time to time may be assigned to him or her by the Board of Directors.

Section 4.6 President. The President shall be the Chief Executive Officer of the Corporation. He or she shall exercise such duties as customarily pertain to the office of President and Chief Executive Officer, and shall have general and active management of the property, business and affairs of the Corporation, subject to the supervision and control of the Board of Directors. He or she shall perform such other duties as prescribed from time to time by the Board of Directors or these Bylaws. In the absence, disability or refusal of the Chairman of the Board of Directors to act, or the vacancy of such office, the President shall preside at all meetings of the stockholders and of the Board of Directors. Except as the Board of Directors shall otherwise authorize, the President shall execute bonds, mortgages and other contracts on behalf of the Corporation, and shall cause the seal to be affixed to any instrument requiring it and, when so affixed, the seal shall be attested by the signature of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer.

Section 4.7 Vice Presidents. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President, shall have such powers and shall perform such duties as shall be assigned to him or her by the President or the Board of Directors.

Section 4.8 Treasurer. The Treasurer shall have the general care and custody of the funds and securities of the Corporation, and shall deposit all such funds in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Board of Directors. He or she shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever. He or she shall exercise general supervision over expenditures and disbursements made by officers, agents and employees of the Corporation and the preparation of such records and reports in connection therewith as may be necessary or desirable. He or she shall, in general, perform all other duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Board of Directors.

Section 4.9 Secretary. The Secretary shall be the Chief Administrative Officer of the Corporation and shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Board of Directors.

Section 4.10 Compensation. The compensation of the officers of the Corporation shall be fixed from time to time by the Board of Directors (subject to any employment agreements that may then be in effect between the Corporation and the relevant officer). None of such officers shall be prevented from receiving such compensation by reason of the fact that he or she is also a director of the Corporation. Nothing contained herein shall preclude any officer from serving the Corporation, or any subsidiary, in any other capacity and receiving such compensation by reason of the fact that he or she is also a director of the Corporation.

Section 4.11 Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

Section 4.12 Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors. All checks or other orders for the payment of money shall be signed by the President or the Treasurer or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

Section 4.13 Contracts and Other Documents. The President or the Treasurer, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

ARTICLE V

STOCK

Section 5.1 Certificates of Stock. The shares of the Corporation shall be represented by certificates, provided, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

Section 5.2 Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender and delivery to the Corporation of the certificate representing such shares and a duly executed instrument authorizing transfer of such shares, if certificated, or delivery of a duly executed instrument authorizing transfer of such shares, if uncertificated, to the person in charge of the stock and transfer books and ledgers. If certificated, such certificates shall be cancelled and new certificates shall thereupon be issued. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

Section 5.3 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Board of Directors may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated without the posting by the owner of any bond upon the surrender by such owner of such mutilated certificate.

Section 5.4 List of Stockholders Entitled To Vote. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by Section 219 of the DGCL or to vote in person or by proxy at any meeting of stockholders.

Section 5.5 Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors may at any regular or special meeting, declare dividends upon the stock of the Corporation either (a) out of its surplus, as defined in and computed in accordance with Sections 154 and 244 of the DGCL or (b) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Before the declaration of any dividend, the Board of Directors may set apart, out of any funds of the Corporation available for dividends, such sum or sums as from time to time in its discretion may be deemed proper for working capital or as a reserve fund to meet contingencies or for such other purposes as shall be deemed conducive to the interests of the Corporation.

Section 5.6 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than 60 days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.7 Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the Corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. Except as otherwise required by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VI

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 6.1 Right to Indemnification. Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith; provided, however, that, except as otherwise required by law or provided in Section 6.3 with respect to proceedings to enforce rights under this Article VI, the Corporation shall indemnify any such indemnitee in connection with a proceeding, or part thereof, initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by (i) such indemnitee, or (ii) the Corporation in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by the Board of Directors.

Section 6.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 6.1, an indemnitee shall, to the fullest extent not prohibited by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding with respect to which indemnification is required under Section 6.1 in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 6.2 or otherwise.

Section 6.3 Right of Indemnitee to Bring Suit. If a request for indemnification under Section 6.1 is not paid in full by the Corporation within 60 days, or if a request for an advancement of expenses under Section 6.2 is not paid in full by the Corporation within 20 days, after a written request has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard of conduct for indemnification set forth in the DGCL. Further, in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard of conduct for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

Section 6.4 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or directors, provisions of the Certificate of Incorporation or these Bylaws, or otherwise.

Section 6.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.6 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 6.7 Nature of Rights. The rights conferred upon indemnitees in this Article VI shall be contract rights that shall vest at the time an individual becomes a director or officer of the Corporation and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Section 6.8 Settlement of Claims. The Corporation shall not be liable to indemnify any indemnitee under this Article VI for any amounts paid in settlement of any proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld, or for any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such proceeding.

Section 6.9 Subrogation. In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

Section 6.10 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the indemnitee to the fullest enforceable extent.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendments. These Bylaws may be altered, amended or repealed, and new Bylaws made, by the Board of Directors, but the stockholders may make additional Bylaws and may alter and repeal any Bylaws whether adopted by them or otherwise.

Section 7.2 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.3 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 7.4 Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the same year, or shall extend for such other 12 consecutive months as the Board of Directors may designate.

Section 7.5 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7.6 Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 7.7 Inconsistent Provisions; Changes in Delaware Law. If any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of

Incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect. If any of the provisions of DGCL referred to above are modified or superseded, the references to those provisions is to be interpreted to refer to the provisions as so modified or superseded.